                            SCHEDULE 14C INFORMATION

                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

Check the appropriate box:

|X|      Preliminary Information Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

|_|      Definitive Information Statement

                            PREMIER CLASSIC ART, INC.

                (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

|__|     No fee required.
|X|      Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
(1)      Title of each class of securities to which transaction applies:
         A.     Common Stock, $0.000001 par value per share, of the Registrant
         B. Series B Preferred Stock, $0.001 par value per share, of the Registrant
         C. Common Stock, $0.001 par value per share, of Cool Classics, Inc., the Registrant's wholly owned subsidiary
(2)      Aggregate number of securities to which transaction applies:
         A.     13,580,913 shares of Common Stock
         B.     7,565,433 shares of Series B Preferred Stock
         C.     1,000 shares of Common Stock
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         A. $0.39 per share of Common Stock, based on the average of the bid and ask price as reported on the over-the counter electronic bulletin board on May 10, 2002.
         B. $0.39 per share of Series B Preferred Stock, based on (i) the number of shares of Common Stock issuable upon the conversion of Series B Preferred Stock, and the value per share of common stock as determined in Section (3)B. above.
         C. $1.00 per share, representing the capitalization of Cool Classics, Inc.
(4).     Proposed maximum aggregate value of transaction:
         A.     $5,296,556
         B.     $2,950,519
         C.     $1,000
(5)      Total fee paid:
         A.     $1059 (1/50 of 1% of $5,296,556)
         B.     $590 (1/50 of 1% of $2,950,519)
         C.     $ -- (1/50 of 1% of $1,000)
                ------
         Total: $1,649
|_|      Fee paid previously with preliminary materials.
|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)      Amount Previously Paid:
(2)      Form, Schedule or Registration Statement No.:
(3)      Filing Party:
Date Filed:

                                PRELIMINARY COPY

                            Premier Classic art, INC.
                               1158 Staffler Road
                              Bridgewater, NJ 08807

                       NOTICE OF ACTION BY WRITTEN CONSENT

To the Stockholders of Premier Classic Art, Inc.:

         Notice is hereby given that certain of our stockholders who, together, own a majority of the issued and outstanding voting stock of our company have approved and adopted, by written consent in lieu of a meeting of stockholders, the following actions:

         o the consummation of a transaction pursuant to which Parentech, Inc., a Delaware corporation, or Parentech, will merge with and into our company pursuant to an Agreement and Plan of Merger and Reorganization, dated as of April 24, 2002 and amended as of May 10, 2002, or Merger Agreement, and all other transactions contemplated by the Merger Agreement, which include, but are not limited to:

                  o the issuance of shares of our Series B preferred stock in exchange for all the issued and outstanding shares of Parentech's Series A and Series B preferred stock on a one-for-one basis;

                  o the issuance of shares of our common stock in exchange for all the issued and outstanding shares of Parentech's common stock on a one-for-one basis; and

                  o the assumption by us of all of Parentech's outstanding options;

         o the amendment of our certificate of incorporation to, among other things:

                  o        change our name to Parentech, Inc.;

                  o to increase the amount of our authorized preferred stock from 10,000,000 shares to 15,300,000 shares;

                  o decrease the par value of our common stock from $0.002 per share to $0.000001 per share and decrease the par value of our preferred stock from $0.002 per share to $0.001 per share;

                  o designate 9,000,000 shares of our preferred stock as Series B preferred stock; and

                  o change certain rights, preferences, restrictions and other matters relating to our Series A preferred stock and designate the relative rights, preferences, restrictions and other matters relating to our Series B preferred stock;

         o the transfer of substantially all of our tangible and intangible assets, and all our liabilities, except $1.00, to Cool Classics, Inc., our wholly owned subsidiary, and the subsequent transfer of all of the outstanding shares of capital stock of Cool Classics, Inc. to certain of our creditors. The transfer of capital stock of Cool Classics, Inc. shall be subject to certain of our creditors', including Charles F. Trapp and Giltner Stevens, shareholders and directors of our company, consenting to transfer their liabilities to Cool Classics, Inc. and release us from all such liabilities and accept such shares as full satisfaction of all claims that they have against us.

                YOU ARE URGED TO READ THIS INFORMATION STATEMENT
         CAREFULLY. YOU ARE NOT, HOWEVER, REQUIRED TO TAKE ANY ACTION.

         We are not seeking consent, authorization or proxies from you since we have obtained the written consent of stockholders holding a sufficient number of shares of our voting capital stock. As of April 24, 2002, our issued and outstanding voting capital stock consisted of 10,054,601 shares of common stock and 252,000 shares of preferred stock. The number of shares that voted to approve the Merger Agreement and related transactions, the amendments to our certificate of incorporation, the disposition of our assets and liabilities to Cool Classic, Inc. and the transfer of shares of Cool Classic, Inc. to our creditors was 6,701,646 shares of our common stock and 186,000 shares of our Series A Preferred stock, representing approximately 74% of the total issued and outstanding shares of our Series A preferred stock and 67% of the 10,111,301 total eligible votes. Therefore, no meeting of stockholders will be held. We are not soliciting proxies in connection with this Notice of Action By Written Consent or the attached information statement, and stockholders are requested not to send proxies to us.

         The record date for the determination of stockholders of our company entitled to receive this Notice of Action by Written Consent and the accompanying information statement and the determination of the number of shares of voting capital stock necessary to approve the corporate actions discussed above has been fixed as of the close of business on April 24, 2002.

                                 By Order of the Board of Directors

                                 Charles F. Trapp, Chief Executive Officer and President

Bridgewater, NJ
May [__], 2002

                                PRELIMINARY COPY

                            Premier Classic art, INC.
                               1158 Staffler Road
                              Bridgewater, NJ 08807

                              INFORMATION STATEMENT



         WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO
                                SEND US A PROXY


                      Purpose of the Information Statement


         This information statement is being furnished you by our board of directors to notify you that, as of April 24, 2002, holders of a majority of our voting capital stock have, by written consent, authorized the following transactions and to provide you with information concerning the transactions authorized by such stockholders:

         o the adoption of an Agreement and Plan of Merger and Reorganization, dated April 24, 2002 and amended on May 10, 2002, or Merger Agreement, by and among our company and Parentech, Inc., or Parentech, and the authorization of the transactions contemplated by the Merger Agreement, which include, but are not limited to:

                  o the consummation of the merger of Parentech with and into our company;

                  o the issuance of shares of our Series B preferred stock in exchange for all the issued and outstanding shares of Parentech's Series A and Series B preferred stock on a one-for-one basis; and

                  o the issuance of shares of our common stock in exchange for all the issued and outstanding shares of Parentech's common stock on a one-for-one basis;

                  o our assumption of all of Parentech's outstanding options;

         o the amendment of our certificate of incorporation to, among other things:

                  o        change our name to Parentech, Inc.;

                  o increase the amount of our authorized preferred stock from 10,000,000 shares to 15,300,000 shares;

                  o decrease the par value of our common stock from $0.002 per share to $0.000001 per share and decrease the par value of our preferred stock from $0.002 per share to $0.001 per share;

                  o designate 9,000,000 shares of our preferred stock as Series B preferred stock; and

                  o change certain rights, preferences, restrictions and other matters relating to our Series A preferred stock and designate certain rights, preferences, restrictions and other matters relating to our Series B preferred stock;

         o the transfer of substantially all of our tangible and intangible assets, and all our liabilities, except $1.00, to Cool Classics, Inc., our wholly owned subsidiary, and the subsequent transfer of all of the outstanding shares of capital stock of Cool Classics, Inc. to certain of our creditors. The transfer of capital stock of Cool Classics, Inc. shall be subject to certain of our creditors', including Charles F. Trapp and Giltner Stevens, shareholders and directors of our company, consenting to transfer their liabilities to Cool Classics, Inc. and release us from all such liabilities and accept such shares as full satisfaction of all claims that they have against us.

         This information statement will be first mailed to our stockholders on or about May 30, 2002. You will find information relating to the following items in the Notice of Action by Written Consent:

         o        the record date;

         o        each class of voting securities entitled to vote; and

         o the number of shares outstanding and the number of votes to which each class is entitled.

                               SUMMARY TERM SHEET


         The following summary highlights selected information from the entire information statement and may not contain all of the information that is important to you. You should carefully read this entire information statement, the financial statements and the related notes and all the exhibits to this information statement for a complete understanding of the transactions discussed below. In particular, you should read the Merger Agreement which is attached to this information statement as Exhibit A. When we refer to "pro forma" financial results, we mean our financial results as if the combination with Parentech and the issuance of the shares described below had occurred at the beginning of the relevant time period.

                           Merger with Parentech, Inc.

The Companies

         We were organized under the laws of the State of Delaware in 1991. We own approximately 382,250 original, hand-painted animation production cels that we have attempted to market to the public through our Web site as well as through art galleries, department stores, other retail outlets and catalogues. We are also a party to a distribution agreement with Royal Animated Art, Inc. that grants us the non-exclusive right to purchase and market reproductions of certain animation and comic strip images and characters, including animation art and comic strip lithographs that Royal Animated Art, Inc. owns or to which acquires reproduction rights. Since 1999, we have engaged in limited operations and have sought an acquisition or merger with an operating company. Our principal executive offices are located at 1158 Staffler Road, Bridgewater, New Jersey 08807 and our phone number is (908) 526-7388. For more information on the business of our company, see "Merger with Parentech; General Information Relating to Our Company."

         Parentech was incorporated under the laws of the State of Delaware in February 2000. Parentech is engaged in the business of designing, developing and marketing products that enhance the development and well-being of infants. Parentech's first product, the Nature's Cradle(TM) Sound and Motion System, or Nature's Cradle, is an infant environmental transition system. Parentech believes Nature's Cradle markedly enhances the development and well-being of newborns. Nature's Cradle has been shown in clinical trials to have dramatic, positive effects on both healthy and hospitalized infants. Parentech's executive office is located at 111 Deerwood Road, Suite 100 San Ramon, CA 94583 and its phone number is (925) 855-3255. For more information on the business of Parentech, see "Merger with Parentech; General Information Relating to Parentech."

The Combination

         Pursuant to the Merger Agreement, on the effective date of the merger, Parentech will merge with and into our company. Upon the consummation of the merger, we will have acquired all of the issued and outstanding shares of capital stock of Parentech. We will issue to the holders of Parentech's common stock shares of our common stock in exchange for their shares of Parentech's common stock on a one-for-one basis. Additionally, we will issue to the holders of Parentech's Series A and Series B preferred stock shares of our Series B preferred stock in exchange for their shares of Parentech's Series A and Series B preferred stock on a one-for-one basis. The class of our Series B preferred stock will be designated on the effective date of the merger.

         Also, in connection with the merger, we will amend our certificate of incorporation to, among other things:

         o        change our name to Parentech, Inc.;

         o        increase the amount of our authorized preferred stock ;

         o        decrease the par value of our capital stock;

         o designate 9,000,000 shares of our preferred stock as Series B preferred stock;

         o amend certain rights, preferences, restrictions and other matters relating to our Series A preferred stock; and

         o designate the relative rights, preferences, restrictions and other matters relating to our Series B preferred stock.

         We believe that the effective date of the merger will be approximately 20 days from the date this information statement is mailed to our stockholders. For more information on the terms of the Merger Agreement, see "Merger with Parentech; Basic Terms of the Merger Agreement."

Conditions to Consummating the Merger

         The consummation of the merger depends on a number of conditions listed in the Merger Agreement being met, including, but not limited to:

         o        the approval of the Merger Agreement by our stockholders;

         o the assumption of all issued and outstanding options of Parentech; and

         o the consummation of the transfer of our assets and liabilities as discussed below.

For more information of regarding the conditions precedent to the consummation of the merger, see "Merger with Parentech; Basic Terms of the Merger Agreement."

Management of Surviving Company

         On the effective date of the merger, the management of the surviving company shall be the management of Parentech. For more information regarding the management of the surviving company, see "Merger with Parentech; Basic Terms of the Merger Agreement" and "Management."

Dissenter's Rights

         Any shareholder who dissents from the combination is entitled to the rights and remedies of dissenting shareholders as provided in Section 262 of the Delaware General Corporation Law, subject to compliance with the procedures set forth in such section. For more information about the rights of stockholders dissenting to the merger, see the section entitled "Merger with Parentech; Dissenter's Rights of Appraisal."

Government Regulation

         Our combination with Parentech is not subject to federal or state regulatory review. For more information regarding government regulation relating to the merger, see "Merger with Parentech; Government Regulations."

Board Approval

         Our board of directors has unanimously approved the Merger Agreement and all the transactions contemplated by the Merger Agreement, including the amendments to our certificate of incorporation.

          Transfer of Assets and Liabilities to Cool Classics, Inc. and Transfer of Cool Classics, Inc. Capital Stock to Our Creditors

The Transfer

         In connection with the Merger Agreement, we have agreed to transfer substantially all of our tangible and intangible assets, and all of our liabilities, except for $1.00, to Cool Classics, Inc., our wholly owned subsidiary. Further, we have agreed to transfer of all of the outstanding shares of capital stock of Cool Classics, Inc. to certain of our creditors in exchange for their release of us from those liabilities. For more information regarding the transfer of all our assets and substantially all our liabilities to Cool Classics, Inc. and the transfer of all the issued and outstanding shares of Cool Classics, Inc. to certain of our creditors, see "Transfer of Assets and Liabilities to Cool Classics, Inc. and Transfer of Cool Classics, Inc. Capital Stock to Our Creditors."

Conditions to the Transfer; Related Parties

         The transfer of capital stock of Cool Classics, Inc. to certain of our creditors shall be subject to our creditors' agreement to:

         o transfer their liabilities from our company to Cool Classics, Inc.;

         o release our company from all liabilities in connection with our indebtedness to them; and

         o accept such shares as full satisfaction of all claims that they have against our company.

         The creditors discussed above include Charles F. Trapp and Giltner Stevens who are shareholders and directors of our company. All of the creditors, including Messrs. Trapp and Stevens, are owed, in the aggregate, approximately $1.6 million.

         For more information regarding the conditions precedent to the consummation of these transactions and the related parties to the transaction, see "Transfer of Assets and Liabilities to Cool Classics, Inc. and Transfer of Cool Classics, Inc. Capital Stock to Our Creditors."

Government Regulation

         The transfer of our assets and liabilities to Cool Classics, Inc. and the transfer of all the issued and outstanding shares of capital stock of Cool Classics, Inc. is not subject to federal or state regulatory review. For more information regarding government regulation, see "Transfer of Assets and Liabilities to Cool Classics, Inc. and Transfer of Cool Classics, Inc. Capital Stock to Our Creditors; Government Regulation."

Board Approval

         Our board of directors has unanimously approved the transfer of assets and liabilities to Cool Classics, Inc. and the subsequent transfer of all of the issued and outstanding shares of capital stock of Cool Classics, Inc. to certain of our creditors.

                                TABLE OF CONTENTS


                                                                                                              Page
                                                                                                              ----
Purpose of the Information Statement.............................................................................1
Summary Term Sheet...............................................................................................2
          Merger with Parentech, Inc.............................................................................2
          Transfer of Assets and Liabilities to Cool Classics, Inc. and Transfer of Cool Classics, Inc.
            Capital Stock to Our Creditors.......................................................................4
Table of Contents................................................................................................6
Approval of Corporate Actions....................................................................................7
Forward Looking Statements.......................................................................................8
Merger with Parentech............................................................................................8
          Basic Terms of the Merger Agreement....................................................................8
          Amendment to Our Certificate of Incorporation in Connection with the Merger...........................11
          Dilutive Effect of Merger on Voting Rights of Our Capital Stock.......................................14
          Reasons for Engaging in the Merger....................................................................14
          Dissenter's Rights of Appraisal.......................................................................14
          Income Tax Consequences of the Merger.................................................................16
          Government Regulations................................................................................18
          Unaudited Pro-Forma Combined Financial Data...........................................................18
     Risk Factors...............................................................................................20
          Risks Relating to the Merger..........................................................................20
          Risks Relating to Parentech's Business................................................................20
     General Information Relating to Our Company................................................................24
          Business..............................................................................................24
          Market for Our Common Equity and Related Stockholder Matters..........................................26
          Holders...............................................................................................27
          Dividends.............................................................................................27
          Management's Discussion and Analysis of Financial Condition and Plan of Operation.....................31
     General Information Relating to Parentech, Inc.............................................................31
          Business..............................................................................................42
          Management's Discussion and Analysis of Financial Condition and Results of Operations.................45
Transfer of Assets and Liabilities to Cool Classics, Inc. and Transfer
  of Cool Classics, Inc. Capital Stock to Our Creditors.........................................................45
          The Transfer..........................................................................................45
          Conditions to the Transfer............................................................................45
          Reasons for Engaging in the Transfer..................................................................45
          Government Regulation.................................................................................46
Management......................................................................................................46
          Directors and Executive Officers......................................................................46
          Executive Compensation................................................................................50
          Security Ownership of Certain Beneficial Owners and Management........................................50
          Related Party Transactions............................................................................52
Who Should I Call If I Have Questions?..........................................................................52
Financial Statements...........................................................................................F-1
Exhibit A:        Agreement and Plan of Merger and Reorganization,
                  dated as of April 24, 2002 and amended as of May 10, 2002
Exhibit B:        By-Laws of Parentech, Inc.


                         APPROVAL OF CORPORATE ACTIONS


         Pursuant to Section 228 of the Delaware General Corporation Law, the following actions were approved by the holders of a majority of the issued and outstanding shares of capital stock of our company by written consent as of April 24, 2002 in lieu of a meeting of our stockholders:

         o        the approval of the Merger Agreement;

         o the authorization to consummate the transactions contemplated by the Merger Agreement, including the merger of Parentech with and into our company and the amendment of our certificate of incorporation; and

         o the transfer of our all our assets and all our liabilities, except for $1.00, to Cool Classics, Inc. and the subsequent transfer of all the issued and outstanding shares of capital stock of Cool Classics, Inc. to certain of our creditors.

         However, under federal law, these actions may not be effected until at least 20 days after this information statement has first been sent to our stockholders.

         Section 228 of the Delaware General Corporate Law permits stockholder action in lieu of a meeting of stockholders if holders of a sufficient number of voting shares to approve the actions consent to the actions in writing. Approval of these actions requires the vote of stockholders who own a majority of the shares represented by our voting capital stock present at a meeting of stockholders or, in some instances, approval of a majority of our outstanding shares.

         Only stockholders of record of our voting stock outstanding at the close of business on April 24, 2002, the record date, are entitled to receive this information statement and the Notice of Action by Written Consent.

         As of the record date, the following shares of our voting capital stock were issued and outstanding:

         o 10,054,601 shares of common stock, each share entitled to one vote; and

         o 252,000 shares of Series A preferred stock, each share entitled to the number of votes as if converted into common stock on the record date. On the record date each share of Series A preferred stock was eligible to vote an amount of votes equal to 0.225 shares of our common stock.

         Holders representing 6,701,646 shares of common stock and 186,000 shares of Series A Preferred Stock, or 67% of the 10,111,301 eligible votes, executed the written consent.

                           FORWARD LOOKING STATEMENTS


         In this information statement, we include some forward-looking statements that involve substantial risks and uncertainties and other factors which may cause our operational and financial activity and results and those of Parentech to differ from those expressed or implied by these forward-looking statements. In many cases, you can identify these statements by forward-looking words such as "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and "continue," or similar words. You should read statements that contain these words carefully because they discuss future expectations, contain projections of future results of operations or of financial condition, or state other "forward-looking" information.

         You should not place undue reliance on these forward-looking statements. The sections captioned "General Information Relating to Our Company; Management's Discussion and Analysis of Financial Condition and Plan of Operations," "General Information Relating to Parentech, Inc; Risk Factors" and "General Information Relating To Parentech, Inc.; Management's Discussion and Analysis and Results of Operation," as well as any cautionary language in this information statement, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from our expectations.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

         We do not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Because of the risks and uncertainties, the forward-looking events and circumstances discussed in this information statement might not occur.

                              MERGER WITH PARENTECH


Basic Terms of the Merger Agreement

         The full text of the Merger Agreement is attached as Exhibit A to this information statement. The following is a summary of the material provisions of the Merger Agreement. We urge you to carefully read the Merger Agreement in its entirety.

         The Merger

         On the effective date of the merger, Parentech will merge with and into our company and the separate corporate existence of Parentech will cease. Our company will continue as the surviving corporation. As of the effective date, our company will possess all of the assets, rights, privileges, immunities and franchises and be subject to all of the liabilities, obligations and penalties of our company and Parentech as provided under the Delaware General Corporation Law.

         Exchange of Shares

         In connection with the merger, all of the issued and outstanding capital stock of Parentech, subject to rights of Parentech's stockholders' to obtain appraisal rights, will be exchanged for shares of our capital stock. We will issue to the holders of Parentech's common stock shares of our common stock a one-for-one share basis. Additionally, we will issue to the holders of Parentech's Series A and Series B preferred stock shares of our Series B preferred stock on a one-for-one share basis. In total, and assuming no adjustment for additional liabilities, we will issue to Parentech's stockholders an aggregate of 13,580,913 shares of our common stock and 7,565,433 shares of our Series B preferred stock, which will represent approximately 70% of the outstanding shares of our capital stock following the merger.

         Exchange Adjustment for Additional Liabilities

         If, on the effective date of the merger, our liabilities exceed $1.00, the number of shares issuable to the Parentech shareholders will be increased by an aggregate of five shares for every dollar of liabilities in excess of $1.00. These shares would be distributed to Parentech's stockholders on a pro rata basis.

         Parentech Stock Options

         On the effective date of the merger, we will assume all of Parentech's outstanding stock options issued pursuant to Parentech's stock option plan. These options will be subject to the same terms and conditions of Parentech's stock option plan, except that each option will be exercisable for a number of whole shares of our common stock that is equal to the number of shares of Parentech's common stock that were issuable upon exercise of such option immediately prior to the effective date of the merger.

         Effective Date of the Merger

         The Merger Agreement provides that the merger will become effective at the time a certificate of merger is duly filed with the Secretary of State of Delaware. Such filing, together will all other filings or recordings required by Delaware law in connection with the merger will be made within five business days after the satisfaction or, to the extent permitted under the Merger Agreement, waiver of all conditions to the merger contained in the Merger Agreement.

         Adoption of Amended and Restated Certificate of Incorporation and
By-laws

         On the effective date of the merger, we will amend and restate our certificate of incorporation to, among other things:

         o        change our name to Parentech, Inc.;
         o change our principal place of business and telephone number to 111 Deerwood Rd. Suite 100, San Ramon, California 94583 and
                  (925) 855-3255;
         o increase the amount of our authorized preferred stock from 10,000,000 shares to 15,300,000 shares;

         o decrease the par value of our common stock from $0.002 per share to $0.000001 per share and decrease the par value of our preferred stock from $0.002 per share to $0.001 per share;
         o designate 9,000,000 shares of preferred stock as Series B preferred stock; and
         o change certain relative rights, preferences, restrictions and other matters relating to our Series A preferred stock and designate certain relative rights, preferences, restrictions and other matters relating to our Series B preferred stock. .

         The form of amended and restated certificate of incorporation to be adopted on the effective date of the merger is included as an exhibit to the certificate of merger which is attached to this information statement as part of Exhibit A.

         The by-laws of Parentech in effect prior to the merger will be the by-laws of our company upon the consummation of the merger. A copy of Parentech's by-laws is attached to this information statement as Exhibit B.

         Management

         On or prior to the effective date of the merger, the present officers and directors of our company will resign. The officers and directors of our company will be designated by Parentech who will hold office in accordance with our amended and restated certificate of incorporation and by-laws in effect after the effective date of the merger.

         Tax Treatment of the Merger

         The parties intend that the merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

         Representations and Warranties

         Our company and Parentech have made a number of representations and warranties to each other in the Merger Agreement. Parentech made representations and warranties to our company concerning, among other things, organization, good standing and qualification to do business, conflicts, capitalization, and corporate power and authority. We made representations and warranties to Parentech concerning, among other things, organization, good standing and qualification to do business, corporate power and authority, conflicts, capitalization, subsidiaries, securities filings, disputes and litigation. In addition, we made representations to Parentech that, prior to the effective date of the merger, we will contribute all of our tangible and intangible assets, and all our liabilities, except for $1.00, to our subsidiary, Cool Classics, Inc. We made further representations to Parentech that, prior to the effective date of the merger, we will distribute all of the capital stock of Cool Classics, Inc. to certain of our creditors.

         Conditions Precedent to the Consummation of the Merger

         The obligations of each party to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver, at or prior to the effective date of the merger, of certain conditions, which include, but are not limited to, the following list:

         o the Merger Agreement shall have been approved by the stockholders of each party;

         o Parentech shall have wired $240,000 to an account designated by our company to discharge agreed-upon liabilities of our company;

         o the representations and warranties of each party being true and correct in all respects at and as of the date of closing;

         o the compliance of each party with all of its covenants contained in the Merger Agreement in all respects;

         o this information statement being filed with the Securities and Exchange Commission and mailed to stockholders and all applicable notice provisions shall have expired; and

         o each party having timely obtained from each governmental entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated by the Merger Agreement.

         Termination of the Merger Agreement

         The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the effective date of the merger, whether before or after the approval of the merger by Parentech's stockholders and/or our stockholders by mutual written consent by action of each parties' respective boards of directors. The Merger Agreement and the merger may be abandoned at any time prior to the effective date of the merger by action of the board of directors of either our company or Parentech if the merger shall not have been consummated by June 30, 2002, subject to certain exceptions.

         The merger may be unilaterally terminated by Parentech if, among other things:

         o Parentech stockholder approval and/or PCA stockholder approval shall not have been obtained;

         o a certain beneficial owner of our company's stock has not entered into a lock-up agreement;

         o stockholders of Parentech possessing the authority to vote, in the aggregate, greater than 10% of each class of its issued and outstanding capital stock, determined on an as-converted to common stock basis, elect to become dissenting stockholders; or

         o subject to certain exceptions, any law permanently restraining, enjoining or otherwise prohibiting consummation of the merger shall become final and non-appealable.


Amendment to Our Certificate of Incorporation in Connection With the Merger

         As a condition precedent to the consummation of the merger, we have agreed to adopt the form of amended and restated certificate of incorporation set forth as an exhibit to the certificate of merger which is included as part of Exhibit A which is attached to this information statement. Our board of directors has unanimously determined that it is advisable to amend and restate our certificate of incorporation as provided in the Merger Agreement, and the holders of a majority of our voting capital stock have adopted the form of amended and restated certificate of incorporation included in the certificate of merger. The following is a description of effects of the material changes to our certificate of incorporation.

         Name Change

         The name of our company will be changed to "Parentech, Inc." Once the merger is consummated, our sole substantive business operations will be those of Parentech. We believe that changing our company's name to "Parentech, Inc." will better reflect our business operations.

         Decrease in Par Value of Capital Stock

         The par value of our common stock will be decreased from $0.002 per share to $0.000001 per share. The par value of our preferred stock will be decreased from $0.002 per share to $0.001 per share. These changes will have no material affect on the value of our stockholders' shares of capital stock; however, our company will benefit from decreased franchise tax liability to the State of Delaware as a result of the change.

         Increase in amount of Preferred Stock

         The amount of our authorized preferred stock will be increased from 10,000,000 shares to 15,300,000 shares. The increase in the number of authorized shares of preferred stock is required to provide sufficient authorized but unissued shares of preferred stock to permit:

         o the exchange of the shares of Parentech's Series A and Series B preferred stock into shares of our Series B preferred stock; and

         o the raising of additional funds through the sale of our securities.

         We have no specific plans with regard to our use of the authorized but unissued and unreserved shares of preferred stock.

         Our stockholders will not realize any dilution in their percentage of ownership of our company or their voting rights as a result of the of the authorization of additional shares of preferred stock; however, the issuance of shares of additional shares of preferred stock in connection with the merger or in the future will dilute our stockholders' percentage ownership of our company and, if such shares are issued at prices below the prices that current stockholders paid for their shares, may dilute the value of current stockholders' shares. See "Dilutive Effect of Merger on Voting Rights of Our Capital Stock."

         In addition, our board of directors could issue large blocks of our preferred stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

         Change of Rights of Stockholders

         Holders of our capital stock will retain their shares and will not receive any consideration in connection with this transaction. Except for the decrease in par value of our common stock, there will be no change in the rights of the holders of our common stock.

         The rights of the holders of our Series A preferred stock will change upon the filing with the State of Delaware of the form of amended and restated certificate of incorporation included in the certificate of merger, which designates the relative rights, preferences, restrictions and other matters relating to our Series A preferred stock and the newly designated class of Series B preferred stock. The following is a summary of the revised rights, preferences, restrictions and other matters relating to our Series A preferred stock and the Series B preferred stock. We urge you to read the form of amended and restated certificate of incorporation included as an exhibit to the certificate of merger that is incorporated into Exhibit A.

         The Series A and Series B preferred stock will each have the following rights and preferences:

         o the right to receive non-cumulative dividends when and as if declared by our board of directors prior to any dividends being paid on any common shares;

         o preferential liquidation rights of $2.50 per share for Series A preferred stock and preferential liquidation rights of $0.33 per share for Series B preferred stock, prior to any distribution to the holders of common stock;

         o voting rights equal to the number of whole shares of common stock into which such shares of Series A preferred stock or Series B preferred stock are convertible;

         o the right to vote for directors in conjunction with the holders of shares of common stock as a single class on an as-converted basis;

         o each share of Series A and Series B preferred stock shall automatically convert into fully paid and non-assessable shares of common stock at the earlier of:

                  o immediately prior to the closing of an underwritten public offering in which the offering price per share is at least $10.00 and the aggregate gross proceeds are at least $15,000,000;

                  o        one year from the closing of the merger; or

                  o upon a merger which results in the stockholders immediately prior to the merger holding less than a majority of the stock of the surviving corporation after such merger in which all holders of common stock of the corporation receive stock of the surviving corporation which is publicly traded at the time of merger;

         o each share of Series A preferred stock shall automatically be converted into shares of common stock at the then effective Series A conversion price upon the earlier of:

                  o the time the consent of at least 50% of the outstanding shares of Series A preferred stock is obtained; or

                  o the time that there are less than 150,000 shares of Series A preferred stock outstanding;

         o each share of Series B preferred stock shall automatically be converted into shares of common stock at the then effective Series B conversion price the earlier of:

                  o the time the consent of at least 50% of the outstanding shares of Series B preferred stock is obtained; or

                  o the time that there are less than 2,000,000 shares of Series B preferred stock outstanding; and

         o each share of Series A preferred stock or Series B preferred stock shall be converted into a number of shares of common stock which results form dividing the original issue price for such Series A or Series B preferred stock by the conversion price for such Series A preferred stock and Series B preferred stock, as the case may be, that is in effect at the time of conversion. The initial conversion price for the Series A and Series B preferred stock shall initially be $0.33 per share, subject to adjustment.

Dilutive Effect of Merger on Voting Rights of Our Capital Stock

         Upon the effective date of the merger and the issuance of shares of common stock and preferred stock to the stockholders of Parentech, the voting rights of our stockholders will be diluted such that our stockholders will obtain approximately 30% of the voting rights of the surviving company and the stockholders of Parentech will own approximately 70% of the voting rights of the surviving company. These amounts assume the exercise of all of Parentech's issued and outstanding options that we have agreed to assume, and the conversion of all shares of Series A and Series B preferred stock into common stock.

Reasons for Engaging in the Merger

         In evaluating the proposed merger with Parentech, our management considered criteria such as the value of the assets of Parentech and the anticipated business operations of Parentech in comparison with our current lack of operations and other opportunities presented to us. Based on these criteria, our management determined that the merger was in the best interest of our stockholders.

Dissenter's Rights of Appraisal

         The following is a discussion of the material provisions of Section 262 of the Delaware General Corporation Law. Our stockholders who follow the procedures specified in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment of the "fair value" of their shares of capital stock of our company, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware court. Such stockholders must strictly comply with the procedures set forth in Section 262. Failure to follow any of such procedures may result in a termination or waiver of appraisal rights under
Section 262.

         This information statement, including the appendices, as mailed to the stockholders on May 30, 2002, shall serve as notice to our stockholders who are entitled to appraisal rights that appraisal rights are available for any and all of their shares.

         Within 20 days after the mailing of such notice, a stockholder who dissents to the merger may demand an appraisal of his or her shares by delivering a written demand for an appraisal to our secretary at 1158 Staffler Road, Bridgewater, New Jersey 08807. Failure to deliver such written demand will constitute a waiver of such stockholder's appraisal rights. Such written demand for appraisal must reasonably inform us of the identity of the stockholder of record and that such record stockholder intends thereby to demand appraisal of his or her shares.

         The written demand for appraisal must be made by or for the holder of record of shares registered in his or her name. Accordingly, such demand should be executed by or for such stockholder of record, fully and correctly, as such stockholder's name appears on his or her stock certificates. If the applicable shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in such capacity and if the applicable shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand should be executed by or for all joint owners. An authorized agent, including one of two or more joint owners, may execute the demand for appraisal for a stockholder of record. However, the agent must identify the record owner(s) and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner(s). If a stockholder holds shares through a broker who in turn holds the shares through a central securities depository nominee, a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as the holder of record.

         A record owner, such as a broker, who holds shares as nominee for other persons may exercise appraisal rights with respect to the shares held for all or less than all of such other persons. In such case, the written demand should set forth the class and number of shares covered by it. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares standing in the name of such holders of record.

         Within 120 days after the effective date of the merger, our company or any stockholder who has satisfied the foregoing conditions and is otherwise entitled to appraisal rights under Section 262, may file a petition in the Delaware court demanding a determination of the value of shares held by all stockholders entitled to appraisal rights. If no such petition is filed, appraisal rights will be lost for all stockholders who had previously demanded appraisal of their shares. We do not currently intend to file a petition with respect to the appraisal of the value of any shares and do not foresee initiating any negotiations with respect to the "fair value" of such shares. Accordingly, such stockholders should regard it as their obligation to take all steps necessary to perfect their appraisal rights in the manner prescribed in
Section 262.

         Within 120 days after the effective date of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from us a statement setting forth the aggregate number and class of shares with respect to which demands for appraisal were received by us, and the number of holders of such shares. Such statement must be mailed within ten days after we have received the written request or within ten days after expiration of the time for delivery of demands for appraisal under
Section 262, whichever is later.

         If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware court will determine the stockholders entitled to appraisal rights and will appraise the value of the shares owned by such stockholders, determining the "fair value" thereof exclusive of any element of value arising from the accomplishment or expectation of the merger. The Delaware court will direct payment of the fair value of such shares with a fair rate of interest, if any, on such fair value to stockholders entitled thereto upon surrender to our company of stock certificates. Upon application of a stockholder, the Delaware court may, in its discretion, order that all or a portion of the expenses incurred by any stockholder in connection with an appraisal proceeding, including without limitation, reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all the shares entitled to appraisal.

         Although we believe that the terms of the merger are fair, we make no representation to you as to the outcome of the appraisal of fair value as determined by the Delaware court and you should recognize that such an appraisal could result in a determination of a value higher or lower than the value of the consideration paid by Parentech in the merger. Section 262 provides that "fair value" is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger... ." In determining the "fair value" of any shares, the Delaware court is required to take into account all relevant factors. Therefore, such determination could be based upon considerations other than, or in addition to, the price paid in the merger, including, without limitation, the market value of shares and our asset value and earning capacity.

         Neither our company nor Parentech has, in connection with the Merger Agreement, made any provision to grant unaffiliated security holders access to the corporate files of any of them or to obtain counsel or appraisal services at their expense.

         Any stockholder who demands an appraisal in compliance with Section 262 will not, after the effective date, be entitled to exercise any voting rights attendant to his or her shares for any purpose nor be entitled to the payment of any dividends or other distributions on his or her shares.

         If no petition for an appraisal is filed within 120 days after the effective date of the merger, or if a stockholder delivers to us a written withdrawal of his or her demand for an appraisal and an acceptance of the merger, either within 60 days after the effective date or with our written approval after such date, which we reserve the right to give or withhold, in our discretion, then the right of such stockholder to an appraisal will cease and such stockholder will be entitled to receive in cash, without interest, the consideration to which he or she would have been entitled had he or she not demanded appraisal of his or her shares. No appraisal proceeding in the Delaware court will be dismissed as to any stockholder without the approval of the Delaware court, which approval may be conditioned on such terms as the Delaware court deems just.

Income Tax Consequences of the Merger

         The following is a summary of the material federal income tax consequences of the merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended, the Treasury Department Regulations issued pursuant to the Internal Revenue Code, and published rulings and court decisions in effect as of the date of this information statement, all of which are subject to change. This summary does not take into account possible changes in such laws or interpretations, including amendments to the Internal Revenue Code, applicable statutes, Treasury Department Regulations and proposed Treasury Department Regulations or changes in judicial or administrative rulings, some of which may have retroactive effect. We cannot assure you that any such changes will not adversely affect the discussion of this summary.

         The merger may qualify as a "reorganization" under Section 368(a)(1)(A) and Section 368(a)(1)(D) of the Internal Revenue Code. There are numerous requirements that must be satisfied in order for the merger to be accorded tax deferred treatment under Section 368(a) of the Internal Revenue Code. Some of these requirements are discussed below.

         Section 368A(a)(1)(A) of the Internal Revenue Code provides that a "reorganization" includes a statutory merger. Section 368(a)(1)(D) of the Internal Revenue Code provides that a reorganization includes a transfer by a corporation of all or a part of its assets to another corporation if immediately after the transfer the transferor, or one or more or its stockholders, including persons who were stockholders immediately before the transfer, or any combination thereof, is in control of the corporation to which the assets are transferred; but only if, pursuant to the plan, stock or securities of the corporation to which the assets are transferred are distributed in a transaction which qualifies under Section 354, 355 or 356. Section 354(a)(1) of the Internal Revenue Code provides that no gain or loss will be recognized if stock or securities in a corporation that is a party to a reorganization are, pursuant to the plan of reorganization, exchanged solely for stock or securities in such corporation or in another corporation that is a party to the reorganization.
Section 354(b)(1) of the Internal Revenue Code states, in part, that the receipt of stock in an exchange pursuant to a reorganization within the meaning of
Section 368(a)(1)(D) of the Internal Revenue Code does not give rise to gain or loss where the corporation to which the assets are transferred acquires substantially all of the properties of the transferor.

         Section 1.368-1(d) of the Treasury Department Regulations provides that we must continue the historic business of Parentech or use a significant portion of Parentech's historic assets in a business. This requirement is referred to as the "continuity of business enterprise" requirement. The short-term existence of Parentech's "business" and the fact that it has not generated any substantial revenue raises the question whether it has engaged in a business or is merely in its start-up phase for tax purposes. If it were determined that Parentech were still in the start-up phase and had not yet engaged in business for tax purposes, Parentech would not have an historic business, and the continuity of business enterprises requirement could not be satisfied. Accordingly, the merger would not qualify as a tax deferred "reorganization."

         Assuming the merger is executed in accordance with the terms and conditions set forth in the merger agreement and assuming that Parentech has engaged in a business for income tax purposes prior to the effective date of the merger, the merger appears to satisfy the requirements of a tax deferred "reorganization" within the meaning of Section 368(a)(1)(A) and Section 368(a)(1)(D) of the Internal Revenue Code.

         If the merger qualifies as a tax deferred "reorganization" within the meaning of Section 368(a)(1)(A) or Section 368(a)(1)(D) of the Internal Revenue Code, then except as otherwise provided in the next paragraph, no gain or loss will be recognized by our company or Parentech upon the transfer of all of Parentech's issued and outstanding capital stock to our company and no gain or loss will be recognized by Parentech on distribution of our capital stock to Parentech's stockholders.

         If the merger qualifies as a tax deferred "reorganization" within the meaning of Section 368(a)(1)(D) of the Internal Revenue Code, then Section 357(c) of the Internal Revenue Code provides that if the sum of the liabilities assumed by our company plus the amount of the liabilities to which property transferred to our company is subject, exceeds the tax basis of the property transferred pursuant to the merger, then such excess shall be recognized as gain notwithstanding that the merger otherwise qualifies as a tax deferred "reorganization." It appears that Parentech will have excess liabilities that will result in a gain; however, Parentech may have sufficient operating loss carryforwards from prior years and current year losses to offset all or a portion of such gain. If Parentech's losses are not sufficient to offset such gain, the resulting tax liability will be a liability of our company as a result of the merger.

         If the merger does not qualify as a tax deferred "reorganization" within the meaning of Section 368(a)(1)(A) or Section (a)(1)(D) of the Internal Revenue Code, Parentech would recognize gain equal to the excess of (i) the fair market value of our stock received plus the amount of liabilities of Parentech assumed by our company pursuant to the merger, over (ii) Parentech's basis in its assets. To the extent a taxable gain was incurred by Parentech which is not offset by current year operating losses and loss carryforwards from prior years, we would be liable for any resulting tax by virtue of the merger. Whether or not the merger qualifies as a tax deferred "reorganization," our stockholders will not incur any taxable gain or loss as a result of the merger.

         This summary is provided for general information only and does not purport to address all aspects of the possible federal income tax consequences of the merger and is not intended as tax advice to any person. In particular, and without limiting the foregoing, this summary does not consider the federal income tax consequences to our stockholders in light of their individual investment circumstances or to holders subject to special treatment under the federal income tax laws (such as life insurance companies, regulated investment companies and foreign taxpayers). In addition, this summary does not address any consequence of the merger under any state, local or foreign tax laws. No ruling from the Internal Revenue Service or opinion of counsel has been or will be obtained regarding the federal income tax consequences to our stockholders as a result of the merger. Accordingly, each stockholder is encouraged to consult his or her tax advisor regarding the specific tax consequences of the proposed transaction to such stockholder, including the application and effect of state, local and foreign income and other tax laws. It is the responsibility of each stockholder to obtain and rely on advice from his or her personal tax advisor as to: the effect on his or her personal tax situation of the merger, including the application and effect of state, local and foreign income and other tax laws; the effect of possible future legislation and Treasury Department Regulations; and the reporting of information required in connection with the merger on his or her own tax returns. It also will be the responsibility of each stockholder to prepare and file all appropriate tax returns.

Government Regulation

         Our merger with Parentech is not subject to federal or state regulatory review, except as it relates to the review of the information statement by the Securities and Exchange Commission.

Pro Forma Financial Information

         While, customarily, unaudited pro forma financial statements would be included in this information statement, such financial statements have not been included because:

         o the operations of Parentech will constitute 100% of our operations and financial position on a post-merger basis; and

         o we are transferring all of our assets and liabilities, with the exception of certain liabilities not to exceed $1.00, to our wholly owned subsidiary prior to the completion of the merger. See "Transfer of Assets and Liabilities to Cool Classics, Inc. and Transfer of Cool Classics, Inc. Capital Stock to Our Creditors."

         Furthermore, unaudited pro forma combined financial statements have not been presented because the proposed transaction would not meet the following objectives:

         o such unaudited combined financial statements are to give effect to a proposed combination of two or more entities for shareholders or investors to obtain information about the impact of a particular transaction by indicating how transactions might have affected historical financial statements had they occurred at an earlier date presuming some type of ongoing business;

         o such unaudited pro forma financial statements have been retroactively changed or combined to indicate the effect of a proposed transaction different from those which existed during the periods covered by our and Parentech's historical financial statements presuming some type of ongoing business; and

         o such pro forma financial statements may be of predicative value to shareholder or investors to assess the impact of Premier/Parentech transactions.

         The presentation of such unaudited pro forma financial statements for this transaction does not meet the objectives set forth above. The audited financial statements should be read in conjunction with the accompanying notes and the historical financial information of our company and Parentech included in this information statement.

                                  RISK FACTORS

Risks Related to the Merger:

Upon consummation of the merger, we will cease to operate our current business, and, as a result, Parentech's business will become our business.

         Upon consummation of the merger, we will abandon our existing business by contributing all or substantially all of our assets and liabilities to Cool Classics, Inc., our wholly owned subsidiary, and subsequently transfering all of the issued and outstanding shares of capital stock of Cool Classics, Inc. to certain of our creditors. As a result, Parentech's business will become our business.

Parentech's stockholders will be able to control the company following the merger.

         On the effective date of the merger, each of our executive officers and directors will resign and Parentech's executive officers and directors will become our executive officers and directors. After the merger, former Parentech stockholders, including those who become directors and officers of our company, will hold approximately 70% of the total number of shares of our common stock outstanding, on an as converted basis. As a result, they will be able to control the election of directors and other matter submitted for approval by our stockholders. It may also have the effect of preventing a change in control of our company without the consent of Parentech stockholders.

 Risks Relating to Parentech's Business:

Parentech has no prior operating history and is subject to risks inherent in the establishment of a new business enterprise.

         Parentech was formed in 2000 for the purpose of commercializing the Nature's Cradle technology and, therefore, has only a limited operating history. Parentech's business continues to be subject to all of the risks inherent in the establishment of a new business enterprise. Parentech's ability to succeed may be hampered by the expenses, difficulties, complications and delays frequently encountered in connection with the formation and commencement of operations of a new business. These include, but are not limited to, the possibility that an insufficient market for Parentech's products will develop. In view of the foregoing, Parentech cannot provide any assurance that Parentech will be successful in its proposed activities or that its operations will ultimately be profitable.

Parentech is a development stage company and, therefore, is exposed to a substantial amount of risk.

         Parentech is a development stage company, which, by its nature, involves a substantial amount of risk. Parentech's management team and key advisors have significant experience in their respective fields; however, they have not worked together for an extended period of time. Furthermore, Parentech's success will depend in large part on the continued service of its key management, technical, sales and marketing personnel and on its ability to continue to attract highly qualified managers and employees. If Parentech is unable to recruit and retain qualified personnel, Parentech may be adversely affected. There can be no assurance that key personnel, once hired, will remain with Parentech.

Parentech has incurred net losses and generated minimal revenues since its inception and may not generate sufficient net revenue in the future to achieve or sustain profitability.

         Parentech recorded an operating loss of approximately $1,301,104 before interest, taxes, depreciation and amortization, for year ending December 31, 2001. Parentech expects to incur operating losses for 2002 as well. We cannot assure you that Parentech will become profitable.

If Parentech is unable to raise additional capital to fund its future operations, its business will be harmed.

         Parentech expects that, to meet its long-term needs, it will need to raise substantial additional funds through the sale of equity securities, the incurrence of additional debt or through collaborative arrangements. Any additional equity financing may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. Collaborative arrangements, if necessary to raise additional funds, may require Parentech to relinquish rights to certain technologies, products or marketing territories. Parentech's failure to raise capital when needed could have a significant negative effect on Parentech's business, operating results, financial condition and prospects and it may force Parentech to cease operations or seek protection from its creditors under federal or state bankruptcy laws.

Competition in the market could prevent Parentech from generating or sustaining its revenues and achieving or sustaining profitability.

         There are significant barriers to developing products that offer the functions and features of the Nature's Cradle, including the product's FDA clearance, issued patents and pending patents. However, we cannot assure you that companies with greater financial, marketing and other resources will not enter the marketplace to compete with Parentech, or that if they do, that Parentech will be able to compete effectively, those protections notwithstanding. While conventional infant cribs and cradles are not currently seen by Parentech as directly competitive since they do not offer the features and benefits of Nature's Cradle, they do represent a lower-cost alternative and therefore may be seen as indirectly competing with Parentech's products.

Parentech may not be able to protect its proprietary rights adequately, which may limit its ability to compete effectively.

         Parentech believes that its trademarks, patents and other proprietary rights are important to its success and its competitive position. Accordingly, Parentech devotes substantial resources to the establishment and protection of its proprietary rights on a worldwide basis. Nevertheless, we cannot assure you that the actions taken by Parentech to establish and protect its proprietary rights will be adequate either to prevent imitation of its products by others or to prevent others from seeking to block sales of Parentech's products as violative of others' proprietary rights. No assurance can be given that others will not assert rights in, or the ownership of, trademarks and other proprietary rights of Parentech. In addition, the laws of certain foreign countries do not protect proprietary rights to the same extent as do the laws of the United States, with the result that patents do not offer substantial protection in those countries.

Parentech's potential international operations are subject to risks which could negatively effect Parentech's ability to market and sell its products in foreign countries.

         Parentech is seeking to establish an international sales base. International operations and exports to foreign markets are subject to all of the risks generally associated with doing business abroad, such as foreign government regulation, economic conditions, currency fluctuations, duties and taxes, political unrest and disruptions or delays in shipments. These factors, among others, could influence Parentech's ability to sell its merchandise in international markets. If any such factors were to render the conduct of the business in a particular country undesirable or impracticable, there could be a material adverse effect on Parentech's business, financial condition and results of operations. In addition, the majority of Parentech's sales over its first few years of operations will be derived from the Asian market, and most of Parentech's current information on buying patterns and customer preferences are based on Nature's Cradle's U.S. customers. As a result, predicting foreign consumer demand may be more difficult for Parentech than predicting U.S. consumer preferences, and there can be no assurance that Parentech's merchandise or marketing efforts will be successful in foreign markets.

As a result of rapid technological change in the market, Parentech's products may not be effective and may render some or all of Parentech's products, programs or services non-competitive or obsolete.

         Parentech is involved in the creation, production, and distribution of products that enhance child development. Marketing such products requires extensive research efforts, yet their relative attractiveness in the marketplace can be affected by rapid technological change. New developments in this area are expected to continue at a rapid pace in both industry and academia. We cannot assure you that research will not lead to discoveries by others that are more effective than those of Parentech, or that such research and discoveries by others will not render some or all of Parentech's products programs or services noncompetitive or obsolete. No assurance can be given that unforeseen problems will not develop with the technologies or applications used by Parentech or that Parentech's products and services will ultimately be commercially feasible.

In the event of dissolution of Parentech, there may not be sufficient assets for distribution to its stockholders.

         In the event of dissolution of Parentech, the proceeds from the liquidation of its assets, if any, will be first used to satisfy the claims of creditors. We cannot assure you that Parentech's assets would be sufficient to satisfy creditors' claims in full. Only after all outstanding debts are satisfied will the remaining proceeds, if any, be distributed to the stockholders. Accordingly, stockholders' ability to recover all or any portion of their investment under such circumstances will depend on the amount of proceeds that Parentech realizes from liquidation of its assets.

Parentech's reliance on third parties for manufacturing may delay product delivery and result in a product shortage, which would reduce Parentech's revenues.

         Third parties manufacture all of Parentech products and product candidates. There are two main risks associated with using third parties for manufacturing:

         o the manufacturer may not deliver adequate supplies of a sufficiently high quality product in the timeframe that Parentech needs to meet product demand; and

         o Parentech may not be able to obtain commercial quantities of a product at an economically viable price.

         In addition, Parentech may not be able to enter into commercial scale manufacturing contracts on a timely or commercially reasonable basis, or at all, for its product candidates. If Parentech's manufacturers fail to perform their obligations effectively and on a timely basis, these failures may result in product shortages, which would impair Parentech's competitive position either because of the delays or because of a loss of revenues. Additionally, Parentech may not be able to replace its manufacturing capacity quickly or efficiently in the event that Parentech's manufacturers are unable to manufacture their products.

Parentech's business exposes it to the risk of product liability claims for which Parentech may not be adequately insured.

         Parentech faces an inherent business risk of exposure to product liability claims in the event that the use of its products results in adverse effects during research, clinical development or commercial use. Parentech cannot guarantee that it will avoid significant product liability exposure. As Parentech's product is still in the development stage and has not been introduced to the consumer market yet, Parentech does not carry product liability insurance coverage. Parentech is planning on obtaining product liability insurance coverage once its product is introduced to the consumer market. Once Parentech does obtain product liability insurance coverage, such coverage may not be adequate to cover potential liability exposures. Moreover, Parentech cannot assure its stockholders that adequate insurance coverage will be available at an acceptable cost, if at all, or that a product liability claim would not harm its results of operations.

                   GENERAL INFORMATION RELATING TO OUR COMPANY

Business

         Overview

         We were organized under the laws of the State of Delaware in 1991. We own approximately 382,250 original, hand-painted animation production cels that we have attempted to market to the public through our Web site as well as through art galleries, department stores, other retail outlets and catalogues. Also, we market reproductions of certain animation and comic strip images and characters, including animation art and comic strip lithographs. Since 1999, we have engaged in limited operations and have sought an acquisition or merger with an operating company.

         Pursuant to a Sub-Lease and Assembly Agreement, dated as of September 1999, between our company and Royal Animated Art, Inc., we store our collection of cels in a warehouse leased by Royal Animated Art, Inc. from a third party. In addition, Royal Animated Art, Inc. has agreed to provide us with services such as cleaning, sorting, cataloguing, matching with backgrounds, matting and framing as well as generally preparing the cels for market. We pay Royal Animated Art, Inc. $1,000 per month for the warehouse space as well as out of pocket costs for labor and materials, plus 15% of an estimate of Royal Animated Art, Inc.'s overhead costs that is allocable to our products.

         We are also a party to a three-year distribution agreement with Royal Animated Art, Inc. that grants us the non-exclusive right to purchase and market reproductions of certain animation and comic strip images and characters, including animation art and comic strip lithographs, that Royal Animated Art, Inc. owns or to which it acquires reproduction rights. The agreement expires in September 2002 and is subject to renewal. These rights are subject to any restrictions or limitations contained in agreements pursuant to which Royal Animated Art, Inc. acquired its rights and to the approval of how many reproductions of each particular piece of artwork should be sold to our company. In connection with the distribution agreement, we have agreed to pay Royal Animated Art, Inc. a percentage of Royal Animated Art, Inc.'s suggested retail price that is equal to 50% if we sell directly to the consumers and 25% if we sell to wholesalers, distributors, retailers and/or other middlemen.

         Animation Cels

         The term "cel" is used to describe the basic component of most types of animation art. In its strictest sense, a cel is a plastic sheet, either cellulose nitrate or cellulose acetate, on which animated characters are painted. In practice, the term cel has come to mean that plastic sheet in combination with the outline and coloring of a character, object or special effect. Outlines can be either hand-inked or xerographically transferred to the sheet of plastic. Those outlines are then filled with color, either by hand-painting or a serigraphic process, to complete the cel.

         Our cel collection includes a combination of 12 field cels that are approximately 12" x 10" in size, and pan cels that are approximately 36" x 10" in size. The cels are selected from, and were used in the production of Real Ghostbusters/Slimer, Ewoks from the Star Wars series, He-Man, Masters of the Universe, She-Ra Princess of Power, Bravestar, Flash Gordon, Shelly Duvall's Bedtime Stories, Beethoven, Back to the Future and others.

         Original Production Cels

         Original production cels are hand-painted and have actually been used in the making of animated films. They can have either xerographic or hand-inked outlines and are hand-painted at the studio. Each animation film is made of thousands of individual hand-painted cels. They are filmed in sequence to create the illusion of motion. Many original production cels have been either lost or destroyed through the years, which enhances their value as collectible art. In addition each cel is a one-of-a-kind piece of art, and this rarity also enhances its value. Because they were created to make an actual cartoon, each cel is a component part of a larger movement. Different cels from the same scene may be more or less desirable depending on a variety of factors such as size, profile, and expression of the character, any damage to inking or paint and overall visual appearance.

         The Making of Cels

         We do not produce our own cels. However, an understanding of the production process is helpful in order to understand the nature of the cels and their collectibility.

         For production cels, the process begins when a storyboard is created by a talented animator, who, with the film director, determines the extent of the background to be shown, the size of the characters and props to be used in each scene. The animator makes a sketch from what will become each of approximately 16 frames per foot of film. Next, an outlined ink drawing is made of each of the sketches. This outline is created on a sheet of clear celluloid acetate. Each and every inked outline is turned over to a painter and, by hand, brilliant colors are applied with special paints. Once each cel is hand painted and the foregrounds and backgrounds are complete, the artwork is ready for photography. Using a multiplane camera, the foreground, animation plane and the background are meticulously arranged and photographed.

         Industry and Competition

         We believe that the collecting of animation production cels is a rapidly expanding pastime with more and more people every day discovering the enjoyment of, and appreciating the hand-craftsmanship of, these timeless works of art. We are aware of two major distributors of animation cels: The Walt Disney Co. through its Walt Disney Art Classics division and Time Warner, Inc. through its Warner Bros. Division, in addition to several distributors of lesser stature. These distributors have significantly greater resources than our company. In addition, many collectors and distributors of cels have established a presence on the Internet.

         Sales and Marketing

         We offer for sale a selection of our animated cels through our Web site which is located at www.premierclassicart.com. We receive orders from our Web site, all of which are paid for by credit card. Each order is filled by an employee and shipped by regular mail or overnight courier. We have also attempted to market our cels through art galleries, department stores, other retail outlets and catalogues. We have no existing agreement with any such gallery or store.

         Employees

         We currently have one employee.

         Properties

         Charles F. Trapp, our president and director, provides our executive offices, located in Bridgewater, New Jersey, for free. We sub-lease approximately 1,000 square feet of warehouse space from Royal Animated Art, Inc. located in Chatsworth, California.

         Legal Proceedings

         We are not party to any material pending legal proceedings; however, we are currently in default on a $775,000 original principal amount note that was due September 3, 2001, of which $375,000 of the principal amount remains outstanding and is in arrears 12 months, with past due interest totaling approximately $39,375. The note is collateralized by 200,000 pieces of our cel art inventory. The holder of the note is a director of our company. We have had on-going negotiations with the holder of the note to extend the due date and resolve the past due interest. The holder of this note has agreed to release us from our obligations upon the transfer of Cool Classics, Inc. to certain of our creditors, including this creditor. See "Transfer of Assets and Liabilities to Cool Classics, Inc. and Transfer of Cool Classics, Inc. Capital Stock to Our Creditors." In the event we do not consummate the merger with Parentech, we cannot assure you that we will be able to secure an extension or cure the default. It is possible that the lender will foreclose on the collateral and/or bring an action in connection with our obligations under the note.

Market for Our Common Equity and Related Stockholder Matters

         Our common stock trades on the over-the-counter electronic bulletin board. The symbol for our common stock is "PMCL." We are planning on changing the symbol for our common stock to one that more closely resembles our new company name subsequent to the closing of the merger.

         The following table sets forth information regarding the high and low closing price for our common stock as reported on the over-the-counter electronic bulletin board for each of the periods set forth below. Such prices do not necessarily reflect actual transactions and do not include retail mark-ups, mark-downs or commissions. The prices set forth below are per share and are rounded to the nearest cent:

         Quarter Ended                             High                   Low
         -------------                             ----                   ---

         February 28, 2002                        $0.80                  $0.24
         November 30, 2001                        $0.50                  $0.10
         August 31, 2001                          $0.51                  $0.06
         May 31, 2001                             $0.31                  $0.06

         March 31, 2001                           $0.25                  $0.06
         December 31, 2000                        $1.22                  $0.19
         September 30, 2000                       $0.13                  $0.13
         June 30, 2000                            $2.00                  $0.45


Holders

         As of May 1, 2002, there were approximately 365 holders of record of our common stock, excluding the number of beneficial owners whose securities are held in street name.

Dividends

         Until the effective date of the merger, we are prohibited from paying cash dividends on our common stock until all the issued and outstanding shares of our Series A preferred stock are converted into common stock or until all preferred dividends in arrears are brought current. Upon the effective date of the merger, in each calendar year, the holders of the then outstanding Series A and Series B preferred stock are entitled to receive, when, as and if declared by our board of directors, non-cumulative dividends at the applicable annual dividend rate as prescribed by our certificate of incorporation, prior and in preference to the payment of any dividends on our common stock in such calendar year, other than a dividend consisting of common stock. No dividends, other than a dividend of common stock, will be paid with respect to our common stock during any calendar year unless dividends for the then outstanding Series A and Series B preferred stock shall have first been paid. After such dividend has been paid to the holders of the Series A and Series B preferred stock, dividends may be paid with respect to outstanding common stock.

         Irrespective of these conditions, we have never declared or paid any cash dividends on our common stock. We do not anticipate paying any cash dividends for the foreseeable future. The declaration of dividends is subject to the satisfaction of the requirements of Delaware law and the discretion of our board of directors and will take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions and such other factors as our board may deem relevant.

Management's Discussion and Analysis of Financial Condition and Plan of
Operation

         The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes included in the financial statements contained elsewhere in this information statement.

         Results of Operations

         We planned to market and sell our collection of cels over the Internet and through art galleries, catalogues, department stores and other retail outlets. We anticipated that it would take more than five years for us to liquidate our collection of cels in order to maximize the cels' value and to take advantage of opportunities to sell pieces when possible. We have received negligible revenues from the sales of our cels to date. We presently have 35,000 cels ready for presentation and distribution.

         Results of Operations for the Nine-Month Period Ended February 28, 2002 Compared to the Nine-Month Period Ended February 28, 2001

         Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $369,200 for the nine months ended February 28, 2001 to $244,027 for the nine months ended February 28, 2002. We attribute the decrease primarily to reduced compensation expense and professional fees for the nine months ended February 28, 2002.

         Interest Expense. Interest expense increased from $73,187 for the nine months ended February 28, 2001 to $683,454 for the nine months ended February 28, 2002. We attribute the increase to the 3% penalty assessed on our outstanding convertible notes and the interest booked in connection with certain warrants which is included in interest expense for the nine months ended February 28, 2002.

         Results of Operations for the Fiscal Year Ended May 31, 2001 Compared to the Fiscal Year Ended May 31, 2000

         Sales. Sales decreased from $135,200 for the year ended May 31, 2000 to $100,598 for the year ended May 31, 2001. We attributed the decrease to our inability to market our inventory to the general public.

         Cost of Sales. Cost of sales increased from $20,259 for the year ended May 31, 2000 to $57,887 for the year ended May 31, 2001. We attributed the increase to our inability to market our inventory to the general public.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased from $1,079,854 for the year ended May 31, 2000 to $699,128 for the year ended May 31, 2001. We attributed the decrease primarily to acquisition fees, legal and accounting fees in connection with the filings with the Securities and Exchange Commission in 2000.

         Interest Expense. Interest expense increased from $272,798 for the year ended May 31, 2000 to $536,278 for the year ended May 31, 2001. The increase is primarily attributed to non-cash interest in connection with the issuance of warrants relating to the convertible notes.

         Loss on Sale of Marketable Securities. Loss on sale of marketable securities increased from nil for the year ended May 31, 2000 to $44,619 for the year ended May 31, 2001. We attributed the increase to the exchange of our shares of marketable securities for shares of another marketable security owned by a shareholder.

         Results of Operations for the Fiscal Year Ended May 31, 2000 Compared to the Fiscal Year Ended May 31, 1999

         Sales. Sales increased from nil for the year ended May 31, 1999 to $135,200 for the year ended May 31, 2000. We attributed the increase to our acquisition of the animation cels.

         Cost of Sales. Cost of sales increased from nil for the year ended May 31, 1999 to $20,259 for the year ended May 31, 2000. We attributed the increase to our acquisition of the animation cels.

         Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from nil for the year ended May 31, 1999 to $1,079,854 for the year ended May 31, 2000. We attributed the increase primarily to marketing and Web site construction of $86,000, non-cash compensation and consulting services of $257,000, acquisition fees of $216,000, legal and accounting fees of $115,000 in connection with filings with the Securities and Exchange Commission and $125,0000 in connection with amortization of prepaid distribution rights.

         Interest Expense. Interest expense increased from $23,400 for the year ended May 31, 1999 to $272,798 for the year ended May 31, 2000. The increase is primarily attributed to funds we borrowed to make the acquisition in 1999 and non-cash interest in connection with the issuance of warrants relating to the financing.

         Liquidity and Capital Resources

         We do not have adequate cash reserves to meet our future cash requirements. We sought to raise additional working capital through debt or equity financing and/or to merge with an operating company. On April 24, 2002, we executed the Merger Agreement that provides for, among other things, the merger of Parentech with and into our company. Parentech previously paid to us a transaction fee of $75,000 upon execution of the memorandum of understanding that we executed in connection with the merger prior to our execution of the Merger Agreement. The payment was made in the form of a six-month, 8% loan that will terminate upon consummation of the merger. If the merger is not completed, under certain circumstances, we will owe Parentech a breakup fee of $75,000, which amount will be paid in addition to our repayment of the loan. On March 24, 2002, we agreed to issue 539,000 shares of our common stock and 186,000 shares of our Series A preferred stock to certain of Parentech's lenders in consideration for Parentech waiving its rights to a return of the transaction fee under certain circumstances.

         Pursuant to the terms and conditions of the Merger Agreement, we have agreed to transfer substantially all of our assets and liabilities, except for $1.00, to Cool Classics, Inc., our wholly owned subsidiary. Further, we have agreed to transfer all of the outstanding shares of capital stock of Cool Classics, Inc. to certain of our creditors.

         Our ability to continue as a going concern will depend upon successful consummation of the merger. In the event the merger is not consummated, we may be forced to cease our operations or seek protection from our creditors under federal or state bankruptcy laws. Obligations to our creditors include, but are not limited to the following notes which we issued to individuals who are officers and directors of our company:

         o $775,000 principal amount 10 1/2% convertible note that was due September 3, 2001 and is secured by 200,000 of our cels. We are currently in default on this note. The remaining principal amount due on this note is $375,000, plus penalties and interest; and

         o an aggregate of $658,700 of 12% convertible notes due starting in February 2001. The notes are secured by all our assets and subordinated to the rights of the $775,000 note holder. We are currently in default on these notes and the notes continue to accrue penalties and interest.

         Plan of Operation

         On the effective date of the merger, our operations will consist of those of Parentech. See the "General Information Relating to Parentech; Management's Discussion and Analysis of Financial Condition and Results of Operation" below. In the event that we do not consummate the merger with Parentech, we plan to continue to seek a merger with an operating company and we will continue to market and sell our collection of cels.

                 GENERAL INFORMATION RELATING TO PARENTECH, INC.

Business

         Overview

         Parentech was organized under the laws of Delaware in February 2000. Parentech is engaged in the business of designing, developing and marketing products that enhance the development and well-being of infants. Parentech's first product, the Nature's Cradle(TM) Sound and Motion System, or Nature's Cradle, is an infant environmental transition system. Parentech believes that Nature's Cradle markedly enhances the development and well-being of newborns. Nature's Cradle has been shown in clinical trials to have dramatic, positive effects on both healthy and hospitalized infants. On the basis of those trials, the U.S. Food and Drug Administration, or FDA, has permitted the following claims to be made about Nature's Cradle:

         o        Nature's Cradle babies cry 65% less;

         o Nature's Cradle babies are more alert and develop faster, as determined by standard, well-accepted neonatal development tests;

         o        Nature's Cradle babies sleep through the night sooner;

         o        Nature's Cradle babies sleep for longer intervals; and

         o        Nature's Cradle babies have a lower incidence of colic.

         Parentech does not believe that the FDA has approved any device that is similar to Nature's Cradle that can assert such claims. Parentech believes its challenge will be to establish awareness of the product's value to parents of infants and convert such awareness into consumer demand. Parentech has developed a strategy that relies on placement of Nature's Cradle in hospitals, where Parentech believes large numbers of parents will experience its benefits. Parentech believes that parents' exposure to Nature's Cradle in the hospital will lead many of those parents to adopt Nature's Cradle for use at home, once mother and child leave the hospital. Parentech is initially focusing its efforts in Asia, where mothers traditionally spend seven to 10 days in the hospital with their newborns. Parentech has chosen to enter into relationships with sales and marketing organizations that Parentech believes are recognized and well-established in their own markets to assist in implementing this strategy, rather than trying to create its own marketing and distribution system.

         Parentech's strategy is designed to take advantage of the inherent obstacles that independent inventors and start-up companies in the infant products market traditionally confront. The infant products market is dominated by a few relatively large, well-known companies that are responsible for the design, sales and marketing of many of the new products introduced each year. There are, however, a substantial number of products designed for this market by individual inventors and small entrepreneurs who have innovative ideas but who often lack the market savvy or the financial and human resources to produce, market and distribute their product profitably. Often parents, pediatricians and nurses who watch the activities of young children envision products that could make their lives and those of their children easier, less stressful and more enjoyable, but they lack the know-how or resources to get their products successfully to market. Parentech believes that the most daunting barrier for small entrepreneurs is the lack of a large enough distribution channel at an early stage to enable the product to be produced at a cost that will lead to profitability. Most of these small entrepreneurs exhaust their capital on high cost prototypes and small runs of pre-production units, well before they can take advantage of the economies of scale associated with mass production. If they have any money left after working out production issues, it is quickly absorbed by initial marketing and distribution costs. Unless the product is an "instant success," it will usually not achieve sufficient market penetration in a short enough time frame to generate the cash flow critical to survival.

         Parentech's strategy is designed to overcome this inherent problem by leveraging the FDA-endorsed efficacy of Nature's Cradle to create an international distribution consortium comprised of strong companies who have existing, substantial and successful marketing channels in their respective territories. The establishment of such a distribution network should allow Parentech to place its products, starting with Nature's Cradle, into many markets simultaneously. That, in turn, will enable Parentech to produce large enough quantities of a new product from the outset to realize economies of scale, thus accelerating the profitability of each new product line introduced. Parentech presently has such a network in Japan and is in the final stages of negotiations on a similar network in the China.

         These two relationships, both representing very large potential markets, would, on the basis of realistic market penetration projections, enable Parentech to achieve at an early stage the volumes needed to benefit from the economies of scale in production. Parentech expects that similar relationships will be established over time in other major markets, such as the U.S, Western Europe, and Latin America.

         Successful introduction of Nature's Cradle is key to ensuring that these distribution networks will remain receptive to future products. Parentech decided that the Nature's Cradle is the right "first product" because it is a patented, differentiable, clinically proven and doctor-recommended technology. Parentech's management believes that Nature's Cradle is a very robust and universally applicable product, which makes it the right first product, not only to succeed in its own right, but to serve as a platform for the introduction of a series of follow-on products.

         The Nature's Cradle(TM) Sound and Motion System

         The Nature's Cradle was first registered with the FDA in 1991 and again in 1997. It has been shown, among other things, to enhance infant sleep, decrease infant crying by 65% and promote infant development. In deciding on Nature's Cradle as Parentech's first product, Parentech's management assessed it from the viewpoint of the value that it provides to the entire family. Parentech's management believes that consumers will find the cost to be modest for a product that has been clinically proven to give newborns a demonstrably better start in life. At the same time, Parentech believes that the first four months of a baby's life will be better and easier for the entire family if the baby sleeps more and cries a lot less. Based on this criteria, Parentech believes that Nature's Cradle should have broad appeal.

         Parentech acquired the rights to Nature's Cradle in July 2000, the actual starting point of its business; however, Nature's Cradle was developed and extensively tested in leading academic centers in the United States on both healthy newborns and sick, hospitalized newborns over an eight year period beginning in 1989. Due to a variety of factors, including trying to introduce it through small, independent baby stores, initial efforts to commercialize Nature's Cradle in the U.S. did not succeed. After analyzing the approach that its predecessor company took and the positive response received from previous users of Nature's Cradle, Parentech concluded that the mistakes that had been made could be overcome.

         Clinical Benefits of Nature's Cradle

         The process of birth subjects newborns to a high degree of traumatic stress. Newborns are forced from a safe and secure environment in the womb and thrust into an unfamiliar, chaotic new world of harsh light and sounds, filled with strangers and devoid of the comforting boundaries that had been so much a part of their in utero development.

         The negative effects of this stress have been demonstrated conclusively by studies done on neonatal intensive care populations. These studies have shown that noise, harsh lighting and poor sleep patterns due to human and environmental disturbances can lead to sensory overload, decreased growth-rates and interrupted sleeping patterns. The stress of these changes slows a child's development by diverting energy that would otherwise be used in advancing physical and neurological development to coping with the stress. This new environment can often be a draining experience not only for the child, who often cries itself to sleep, but for other family members who share the child's distress, lose sleep and suffer emotionally from feelings of inadequacy over being unable to soothe the unhappy infant.

         Nature's Cradle was specifically designed to manage and reduce the stress that newborns experience by recreating elements of the familiar, comforting, womb environment in the postpartum world, and presenting these recognizable stimuli to the child in a consistent, natural way. Specifically, Nature's Cradle simulates the intrauterine environment by:

         o producing a patented, gentle rocking motion that mimics the motion a baby experiences in utero when its mother is walking;

         o offering a reassuring, swaddling-like containment through use of a proprietary Baby Bolster System(TM) which is a configuration of soft pads that keeps each baby properly positioned on the mechanism; and

         o providing soothing sounds like those the baby heard when inside the mother.

         The effectiveness of Nature's Cradle is based upon research on how best to promote beneficial development of newborns. There have been many academic studies published in prestigious peer-reviewed journals that have shown the importance to newborns of environmental management and developmental care similar to that which Nature's Cradle provides. These studies have demonstrated that:

         o rocking an infant promotes more restful sleep and helps develop reflexes and motor skills;

         o appropriate auditory and tactile stimulation promote weight gain and central nervous system development; and

         o better-rested babies have more energy to apply to growth and development.

         The sound and motion of the Nature's Cradle mechanism, combined with the comforting restraint of the Baby Bolster System(TM) deliver those stimuli that promote the growth and development of infants.

         Technology

         The heart of the Nature's Cradle product is the patented, microprocessor-controlled, rocking mechanism that moves the unit in a smooth, rhythmic manner that simulates the movement of expectant mothers as they walk. The realism of the baby's experience is enhanced by varying the rocking speed and frequency over the course of each 24-hour period, just as the baby experienced before birth when the mother's level of activity changed throughout the day and from day to night.

         The comforting familiarity of the motion is augmented by the actual recorded intrauterine sounds that are reproduced for the infant using Nature's Cradle's proprietary software and electronics. The proprietary Baby Bolster System(TM) surrounds the infant and simulates the gentle cushioning pressure of the uterine walls. This not only provides the tactile sensation that has been shown to promote neurological development and growth, but it also helps keep the baby positioned on its back, the position that both the American Academy of Pediatrics and its Japanese counterpart recommends for infants to reduce the risk of Sudden Infant Death Syndrome, or SIDS.

         The unit's electronic controls gradually decrease the frequency and intensity of the rocking motion over the recommended 17-week period of use, gently encouraging the child to cope with its new surroundings independently. While this typical program is suitable for nearly all situations, the motion, sound volume, and simulated intrauterine heart rate can be manually controlled by the parents to fit better the specific requirements of their child, if needed.

         Clinical Validation

         The FDA has accepted clinical studies showing that the use of Nature's Cradle technology on healthy, full-term babies, as well as with premature and sick infants, results in infants who:

         o        cry 65% less;

         o        experience a lower incidence of colic;

         o        sleep through the night sooner;

         o        sleep for longer periods at night;

         o        have more restful sleep patterns; and

         o score significantly higher on the Brazelton Neonatal Assessment Scale, a widely accepted test of infant development.

         Parentech believes that these results are not only beneficial to the baby, but also to parents and caregivers, who report that by using Nature's Cradle, infant care is less stressful on the entire family. The result is a neonatal experience that is much more positive for everyone involved.

         The FDA's acceptance of these studies is an important part of the marketing strategy for Nature's Cradle, since, Parentech believes, it makes Nature's Cradle the only device that is cleared to make these claims in literature promoting the product.

         Strategy

         Parentech's strategy contains two critical elements: an initial focus on the Asian market, where the culture is more focused on the immediate needs of developing newborn children, and where the healthcare system is better organized to promote distribution; and avoid vertical integration by outsourcing manufacturing and distribution.

         The Asian Markets

         Parentech believes that the Japanese and Chinese markets present a much more attractive opportunity for the effective introduction of Nature's Cradle than in the U.S. Parentech believes that the cost of acquiring sales was the major impediment to the success of Parentech's predecessor's domestic initiatives. Parentech believes that this should not be a problem in Japan or China, where the cultural and regulatory setting is conducive to promoting sales. Parentech has already established relationships with two partners, SII Trading, or Seiko, and Atom, Inc., to implement this strategy in Japan. Parentech is attempting to accomplish the same in China.

         In these Asian societies, where couples usually have just one or two children, either by culture or decree, the birth of a new child is a major event for the entire extended family. As a result, women and their newborns in these cultures benefit from, among other things, hospital stays of seven days as compared to an average of two days in the U.S. Parentech believes that placement of units in hospitals provides the opportunity to introduce Nature's Cradle in a cost-effective manner to a literally captive market. In addition, Japanese doctors, who have a great deal of influence over their patients' decisions, may receive compensation for promoting products to their patients; a practice that is frowned upon or actually unlawful in the U.S. Seiko determined in its thorough marketing surveys that Japanese physicians widely endorsed Nature's Cradle and stated willingness to promote its use. In fact, the Japanese have initiated a number of additional clinical studies using Nature's Cradle, and the preliminary results not only confirm the benefits demonstrated by U.S. clinical trials but expand the list of demonstrated benefits.

         The Japanese Relationship

         Another critical element of Parentech's potential success in Japan is the relationship with and support of Seiko, Nishikawa, Inc. and Atom, Inc. Parentech believed that a positive reputation is essential for success in Japan, and Parentech's relationship with these three well-respected, high profile companies confers greater credibility on Parentech's products.

         Parentech believes that these relationships are valuable in several ways. First, they associate Parentech with some of Japan's best-known and most respected companies. Second, Parentech believes that market studies conducted as a result of these relationships have validated the rental revenue model that Parentech will employ in all of its markets. Under the Japanese Agreement, Parentech sells units to hospitals and leases consumer units to Seiko for resale.

         The home units, leased directly to Seiko are, in turn, rented to its customers for 16 weeks, the remaining portion of the recommended 17 week use cycle not covered by the hospital stay. The agreement minimizes inventory costs, since Parentech will only build units to order. Recent improvements to the unit design will also enhance profitability by extending the expected life of the home-use unit to 10 rental cycles. Under this model, the more rental cycles that each unit can serve, the lower the manufacturing cost per rental cycle and the greater the profitability.

         The Advantages of Being "Virtual"

         Another key element of Parentech's strategy is to keep fixed costs low by operating as much as possible as a "virtual" company. Every aspect of operations is analyzed to determine if higher quality at lower cost can be achieved by using outside contractors rather than by hiring a full time staff. This allows Parentech access to highly qualified personnel in precisely the areas needed, but only when needed and only for as long as needed. It also promotes flexibility, speeding reactions to changes in the market as they occur.

         Parentech presently receives strategic and operational support from Chardan Ventures, LLC, or Chardan, a firm specializing in medical device and health-related product transactions. Parentech's month-to-month consulting agreement with Chardan is for operational and strategic consulting services. Engineering and design services are provided by Microprocessor Designs, Inc. on a contract basis. Component manufacturing and product assembly is done through contract arrangements, which greatly reduces manufacturing-related overhead costs. Most of these present relationships are with Seiko-approved suppliers. That helps to assure responsiveness and quality not always available to a relatively small customer.

         Sales, Marketing and Distribution

         Japan

         The cornerstone of Parentech's initial strategy is its relationship with Seiko. Parentech sought and obtained a sales and marketing agreement with Seiko in order to attain greater credibility and a quick path to profitability in the Japanese market. Immediately upon acquiring the rights to Nature's Cradle in July 2000, Parentech embarked on a program to re-engineer Nature's Cradle to improve its reliability and durability. That, in turn, would help promote profitability in the international marketplace generally and in the Japanese market in particular. The agreement with Seiko, which grants Seiko marketing, rental and distribution rights in Japan for Nature's Cradle through the end of 2004, was concluded only after Seiko had subjected the new design to rigorous quality control testing, validated these re-engineering efforts. To ensure that channel distribution in Japan would be covered at all levels, Seiko subsequently entered into arrangements with Nishikawa, Inc., the largest softgoods producer in Japan, and Atom, Inc., the largest Japanese manufacturer and distributor of supplies to hospital nurseries.

         Seiko is seeding the Japanese market by initially focusing on sales of Nature's Cradle to hospitals, thus providing parents with access to the product during the extended hospital stays following birth. Parentech believes that this exposure will facilitate the efforts of Seiko to lease the Nature's Cradle home unit to these targeted Japanese parents, a process that is scheduled to begin in the second quarter of 2002. The agreement with Seiko provides for the sale of hospital units at the Yen equivalent of $400 each. Each consumer unit held by Seiko should generate revenue of at least $200 per year for Parentech. In addition, Parentech expects that each rental customer would want to purchase the Baby Bolster System, liner and mattress cover. The majority of operations will be done under contract, thus minimizing overhead. All Yen denominated contracts will be hedged where possible to protect against sudden exchange rate fluctuations.

         Parentech placed the initial beta test hospital units of Nature's Cradle in Japan in June 2001. The rollout of the home units is scheduled for the end of the second quarter of 2002.

         China

         Parentech's initial interest in China was as a potential low-cost manufacturing site. With the Japanese market strategy established and execution underway, Parentech management traveled to China in the Fall of 2001 to establish relationships with cost-effective manufacturers. However, Pacific Asia Ventures, LLC, an affiliate of Parentech's principal strategic consultant, Chardan Ventures, LLC has strong, established relationships with important Chinese businesses, and it introduced Parentech to many of those parties. Parentech's management leveraged those relationships to begin the process not only of arranging for low-cost manufacturing of Nature's Cradle and Parentech's future products, but also to begin establishing a distribution network in China.

         Sunshine Group, a Chinese holding company with significant interests in textiles, pharmaceuticals, and pharmaceutical distribution, and with two of its subsidiaries listed on public exchanges in China, has entered into agreements with Parentech to oversee the development of manufacturing facilities within China, production and quality control for worldwide product distribution. In addition, Sunshine Group will have distribution rights in China. Sunshine Group has also agreed to become the lead participant in Parentech China, , a company that is being formed as a joint venture between Parentech and Sunshine Group to build a manufacturing, assembly, testing, distribution and service facility for Nature's Cradle. Sunshine and the other Chinese participants expect to invest between $5 and $10 million in Parentech China to establish its manufacturing, assembly, testing, distribution and service facilities.

         Parentech has also begun discussions with several substantial Chinese entities regarding participating in Parentech China, including Goodbaby Children's Products, Ltd., a company with extensive manufacturing and worldwide distribution experience in infant products, and Tonic Industries, a major Chinese electronics manufacturer.

         Other Markets

         Prior to the initiation of large-scale production, Parentech has limited itself to very preliminary discussions with potential distributors beyond Asia. Parentech intends to expand these discussions later this year in an attempt to have a worldwide distribution consortium in place by late 2003.

         Manufacturing

         Hardware Manufacturing

         Consistent with Parentech's strategy, Parentech's involvement in the actual manufacturing of the initial Nature's Cradle units will be limited to oversight of the contract manufacturers. Currently, Parentech is working closely with Shinpo, a Seiko approved manufacturer of electromechanical products based in Japan. Prototype mechanisms have already been tested by Seiko in Japan for approximately 18 months and have been approved by their quality assurance and engineering teams.

         Simultaneously, Parentech is working with partners in China to produce prototype models and to involve the Chinese manufacturers and suppliers in making the process changes needed to accommodate large-scale production with significant cost savings.

         Softgoods Manufacturing

         Use of Nature's Cradle in the home requires a set of proprietary softgoods, including Parentech's Baby Bolster System. In Japan, the home unit will be offered in a bassinet configuration that requires use of the Baby Bolster System, a liner and a pad. In China, the home unit will be offered in a mattress configuration, which will require the purchase of the mattress, the Baby Bolster System and the proprietary sheet, sold in sets of two. Prototypes and patterns for the softgoods were developed in the U.S., and production of these items is planned for China. Softgoods sales will represent a revenue stream separate from that generated by the rental of the units themselves.

         The Market

         Parentech believes that the potential market for Nature's Cradles is very large. Annually, there are over 1,200,000 births in Japan, 19,000,000 births in China, 4,000,000 births in the United States and over 70,000,000 births worldwide in developed countries alone.

          Japanese Market

         The birth rate in Japan has remained constant for the last few years. A relatively high percentage of the births in Japan are first births. Studies show that parents spend considerably more per child on their firstborn, translating into potentially strong demand for Parentech's products. In addition, Japanese parents are having fewer children today than in the past, and they strive to give the children they do have every advantage to help them succeed in the highly competitive Japanese culture. Whether by providing their children with superior schooling, attending prenatal classes or purchasing products designed to aid an infant's development, such as Nature's Cradle, Japanese parents are willing to do what is needed to ensure that their children do not fall behind. Since the parents themselves devote so much time and effort to their own careers, they are expected to be eager adopters of Nature's Cradle, a product that eases some of the parenting burden while providing an advantage for their children.

         Another important aspect of Japanese society that will help promote the use of Nature's Cradle lies in certain aspects of the Japanese healthcare system, particularly as it relates to childbirth. First, Japanese physicians routinely receive incentives from manufacturers of the medicines and products that they prescribe for their patients, a practice that is not permitted or accepted in the U.S. Second, Japanese medicine has escaped the cost containment force that has been driving Western medicine for the last decade or more. As a result, Japanese women and their babies typically stay in the hospital seven days or more following childbirth, versus one to three days in the U.S. In combination, these two factors present an extraordinary marketing opportunity. Parentech has already obtained the endorsement of the most highly respected Japanese obstetricians and pediatricians, leading to the adoption of Nature's Cradle in numerous Japanese hospitals. Once parents have seen their child on a Nature's Cradle for the first week of life, the prospects of having them obtain a unit for home increases substantially.

         The structure of the childbirth segment of Japanese healthcare will also promote the adoption of Nature's Cradle there. The Japanese obstetrical market is made up of many small, for-profit obstetric clinics, as well as a significant number of large and medium-sized hospitals, many of which are also for-profit institutions. These obstetric clinics, which tend to serve healthy, low risk patients, are usually staffed by a single OB/GYN physician/owner, a team of seven to eight nurses, and support staff. Regional and academic hospitals, meanwhile, handle some of the normal births, but nearly all of the pre-term babies and births with complications such as caesarean deliveries. The obstetric clinic market is becoming increasingly competitive, as new clinics continue to open despite the fact that the number of births in Japan is relatively constant. With more institutions seeking to serve the same number of births, hospitals and obstetric clinics need to offer treatments and services that differentiate them from their competition. Nature's Cradle is such a point of differentiation. Clinics that do not offer it may soon be viewed as "behind the times." For that reason, management anticipates that demand for the hospital unit should be significant.

         The Chinese Market

         In China, the "one child per couple" rule has been in place for over twenty years. As a result, there are usually six adult salaries, two parents and two sets of grandparents, available to meet the needs of each newborn child. As in Japan, Chinese parents strive to give their children every advantage. China actually has one of the most vibrant economies in the world. Its recent admission to the World Trade Organization is expected to help it to maintain what has been about a 10% annual growth in gross domestic product over the past ten years. China is judged by many on the basis of its per capita income, which is low due to the size of the population. However, China boasts a huge middle class that is able to afford Nature's Cradle, making it the largest potential market in the world.

         China's healthcare system, too, places great reliance on the recommendations of the physician and provides for a week or longer stay in the hospital post-birth for both mother and child. As a result, Parentech will follow the same strategy in China as it has in Japan: utilizing exposure to Nature's Cradle during the weeklong hospital stay to encourage parents to continue its use in the home.

         The United States, Western Europe, and Latin America

         Aspects of the U.S., Western European, and Latin American cultures make them likely adopters of Nature's Cradle as well.

         In all of those regions, today's economic reality often means two working parents. That limits the opportunity for parental contact that is so important to infants. Extended families who, in the past, provided round-the-clock parenting support are no longer an integral part of Western culture. One result of that lack of nurturing resource is that infants in modern industrialized societies spend as much as 16-18 hours per day in a bed or bassinet. While not proposed as a replacement for parental contact, the use of Nature's Cradle systems, with their familiar and comforting environments, will put to the best possible use those times when busy parents are simply unable to provide the nurturing a child wants, needs and deserves.

         Although these markets are potentially large and profitable, the initial focus will remain on Japan and China, which are viewed by management as the best markets for launching Nature's Cradle. Parentech plans to enter these other markets at the earliest feasible time, but it intends to do so only after the volume of sales and rentals in China and Japan produce economies of scale, and only after establishing a relationship with well-known and influential distributors that will bear at least some of the risks associated with those activities in each region.

         Competition

         Presently, Parentech does not believe that it has any direct competition. Several products that create "womb" sounds or generate vibration to a crib or bassinet have been in the past or are presently being marketed. However, none of these products have been clinically tested or designed to be a "physiologic" representation of true sounds or motions derived from the actual intrauterine/prenatal environment. It is anticipated that Parentech, if successful, will breed competition from mechanisms that attempt to approximate the patented aspects of the Nature's Cradle without infringing. Parentech intends to actively protect its intellectual property, but believes that a significant portion of its competitive advantage will come from working only with well-recognized and established distribution organizations in each of its markets. Parentech believes that its being first to market and the only company that can cite FDA cleared claims in its promotional materials and advertising, establishing Nature's Cradle as the clinically tested, child development device, will give it a significant advantage over any potential competitors. In addition, Parentech's partners in each region will have a vested interest in defending its patents, and should be helpful should competition arise.

         Patents, Copyrights and Trademarks

         Parentech has acquired the patents filed in the United States, Canada, Japan, and Europe originally held by its predecessor company that relate to environmental simulation and transition systems. The patents cover claims of systems that simulate the intrauterine environment, including motions that approximate those experienced by the fetus, intrauterine sounds, tactile stimulation, controlled temperature, light shielding and/or modification of the rate of intensity of the stimuli and others. These patents expire at various times between 2009 and 2016. In addition, Parentech has filed a provisional patent in the United States that covers new embodiments of and improvements to the technology intended to cover all of the above listed countries, plus China and Hong Kong. Parentech believes that it will have sufficient time to commercially exploit the inventions covered by the patents during the effective lives of the inventions.

         In connection with Parentech's acquisition of the patents originally held by its predecessor, Parentech entered into a royalty agreement, as amended, with San Diego Wholesale Credit Association, as assignee for the benefit of creditors of its predecessor, under which Parentech will pay a royalty fee on certain of Parentech's future sales. Such agreement will terminate once Parentech has paid royalties to San Diego Wholesale Credit Association in an amount equal to $1,714,250 in the aggregate.

         While Parentech cannot be completely assured that the patents and applications will block competitive products, they should help delay introduction of competing products. Most important, only the specific patented motion of the Nature's Cradle was submitted for FDA approval, and the FDA-cleared claims can be made only for a device that embodies that motion. No other non-infringing device will be able to make the FDA cleared claims regarding less crying, better and longer sleep and improved development that are the cornerstones of Nature's Cradle marketing.

         Parentech uses the trademark Nature's Cradle Sound and Motion Sleep System(TM) for its main product and uses numerous unregistered or pending trademarks for other areas of its business.

         In addition, Parentech depends upon trade secrets, know-how and continuing technological advances to develop and maintain its competitive position. To maintain the confidentiality of trade secrets and proprietary information, Parentech requires its employees and consultants, upon commencement of a relationship with it, to execute confidentiality agreements and to agree to assign inventions created, developed or discovered during the relationship period to Parentech. These agreements are designed to protect Parentech's proprietary information and to grant Parentech ownership of technologies that are developed in connection with employees' and consultants' relationships with Parentech.

         Development & Production

         Parentech spent the first eighteen months of its existence re-engineering the Nature's Cradle mechanism to achieve a design that can be manufactured at an economical cost while meeting the performance demands of an international marketplace and displaying the durability critical to profitability. Several generations of the mechanisms were tested and revised before prototypes were submitted to Seiko for testing and acceptance. Units delivered to Seiko in August of 2000 successfully finished testing, which led directly to execution of the agreement with Seiko. Upon the execution of the agreement with Seiko, Shinpo, a Seiko-endorsed Japan-based manufacturing firm, was selected as the manufacturer for Nature's Cradle. Shinpo is presently manufacturing the first home units for delivery to Seiko.

         In addition, Parentech has entered into a consulting contract with Minoru Akagawa, a U.S. based engineer born in Japan who has over 20 years experience working with Seiko, to oversee the Japanese production of Nature's Cradle and to ensure the fulfillment of Parentech's obligations under the agreement with Seiko. This contract expires in April 2003.

Management's Discussion and Analysis of Financial Condition and Results of Operations

         The following discussion and analysis provides information that Parentech's management believes is relevant to an assessment and understanding of Parentech's results of operations and financial condition. This discussion should be read in conjunction with the financial statements and footnotes, which appear elsewhere in this information statement.

         Overview

         Parentech's strategy is to focus on designing, developing and marketing products that enhance the development and well-being of newborns. Parentech's first product, the Nature's Cradle, is an FDA-registered proprietary sound and motion device that has been shown to enhance infant sleep, decrease infant crying, and promote infant development. Since inception, Parentech's primary operating activities have consisted of basic research and development, production process development, and raising capital. Parentech is a development stage company formed in February 2000. Parentech losses to date have resulted primarily from costs incurred in research and development and from general and administrative expenses associated with operations. Although Parentech believes that it will commence both production and distribution on a meaningful scale during the course of 2002, it will require additional capital in order to do so. Whether Parentech continues to incur operating losses beyond 2002 will depend on several factors, including how quickly it can build volume on revenue in the Japanese market, how quickly it can establish low-cost manufacturing operations in China, and how quickly it can complete and begin performance under a distribution agreement for China, Parentech's second target market. There is some risk associated with each of these objectives, and Parentech may achieve some, all or none of them.

         Critical Accounting Policies

         This discussion and analysis of Parentech's financial condition and results of operations is based upon Parentech's financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Parentech to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. On an on-going basis, Parentech evaluates its estimates. Parentech bases its estimates on historical experience and on other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

         Parentech's critical accounting policies include revenue recognition, amortization of intangible assets and accounting for in-process research and development.

         Revenue recognition. Revenue from product sales is recognized upon shipment to customers.

         Intangible Assets. Intangible assets, primarily patents, are amortized on a straight-line basis over the estimated useful life of the assets. In accordance with SFAS No. 142 "Goodwill and Other Intangibles", intangible assets are reviewed annually for impairment or whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is then recognized.

         In-process research and development. Research and development costs are expensed as incurred.

         Results of Operations

         Results of Operations for the Quarter-Ended March 31, 2002 Compared to the Quarter- Ended March 31, 2001

         Revenue. There was no revenue in either the first quarter of 2002 or the first quarter of 2001.

         Interest Income. Interest income increased to $32 in the first quarter of 2002 from nil in the first quarter of 2001. There was no interest income in 2001 because the funds raised from the Series B preferred stock equity financing were not received until the end of March 2001 and, thus, did not begin earning interest until April 2001. Interest income in the first quarter of 2002 resulted from nominal cash balances.

         General and Administrative Expenses. General and administrative expense increased to $162,243 in the first quarter of 2002 from $151,372 in the first quarter of 2001 as a result of the purchase of directors and officers liability insurance and audit fees incurred in the first quarter of 2002.

         Research and Development Expenses. Research and development expenses increased to $91,879 in the first quarter of 2002 from $65,302 in the first quarter of 2001. The increase is primarily attributable to additional consulting services provided to Parentech in the first quarter of 2002.

         Interest Expense. Interest expense decreased to $2,648 in the first quarter of 2002 from $13,167 in the first quarter of 2001 as a result of conversion of promissory notes and larger note balances in the first quarter of 2001.

         Results of Operations for the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

         Revenue. Total revenue increased to $37,073 in 2001 from nil in 2000. The increase in 2001 resulted from the sale of the initial Nature's Cradle test units to Seiko Trading, an affiliate of Seiko Corporation, pursuant to a marketing and distribution agreement entered into between Parentech and Seiko Trading.

         Interest Income. Interest income increased to $9,335 in 2001 from $651 in 2000. The increase in 2001 resulted from the higher average cash balances in 2001 as compared to 2000, attributable primarily to the approximate $1.3 million dollars raised from the Parentech Series B preferred stock equity financing in 2001.

         General and Administrative Expenses. General and administrative expense decreased to $504,795 in 2001 from $603,261 in 2000 as a result of decreased travel, decreased organizational expenses, and the implementation of cost-cutting measures in 2001.

         Research and Development Expenses. Research and development expenses increased to $688,795 in 2001 from $496,793 in 2000. The increase is primarily attributable to Nature's Cradle design modifications made in 2001 to improve its performance, reliability and manufacturability. Management determined that the approximate $200,000 cost to adopt such design improvements would be offset by a reduction in manufacturing costs and improved operating life of Nature's Cradle.

         Interest Expense. Interest expense decreased to $17,594 in 2001 from $28,794 in 2000 as a result of the conversion of approximately $3.5 million in promissory notes and debt into Parentech Series A preferred and common stock in 2001.

         Liquidity and Capital Resources

         In February of 2001, Parentech raised approximately $1.3 million dollars in an equity financing to begin the process of final design work and sourcing the actual tooling needed to manufacture the Nature's Cradle at scale. The funds raised by Parentech in the first quarter of 2001 were enough to cover operating expenses for the balance of 2001 and the beginning of 2002.

         Recognizing the need for a new round of capital, in December 2001, management entered into a memorandum of understanding with our company providing for the merger of Parentech with and into our company. The merger is expected to make possible a cash investment of $1 million from a third party. In addition, Parentech has received a verbal commitment from private investors to invest another $1.5 million in Parentech once the merger with our company is completed.

         Should the merger not be completed and neither of these groups invest funds in Parentech, Parentech will have access to a limited amount of debt financing that would not enable it to meet its operating expenses on an ongoing basis. It would, in that case, need to seek alternative sources of additional capital.

          TRANSFER OF ASSETS AND LIABILITIES TO COOL CLASSICS, INC. AND TRANSFER OF COOL CLASSICS, INC. CAPITAL STOCK TO OUR CREDITORS


The Transfer

         Pursuant to the terms and conditions of the Merger Agreement, we have agreed to transfer substantially all of our tangible and intangible assets to Cool Classics, Inc., our wholly owned subsidiary. Further, we have agreed to transfer all of the outstanding shares of capital stock of Cool Classics, Inc. to certain of our creditors in consideration for Cool Classics' assumption of substantially all of our outstanding liabilities, except for $1.00 and the release of any claims against us by these creditors. These creditors include:

          Name                                              Amount Released
          ----                                              ---------------
          Charles F.Trapp                                      $780,435
          Charles F.Trapp IRA                                  $237,114
          Charles F.Trapp IRA                                  $237,114
          Giltner  Stevens                                     $299,375
          John J. Villa                                         $44,297
          Charles J. Mc Mullin                                  $19,360

         Each creditor will receive a number of shares of the capital stock of Cool Classics, Inc. that is equal to the pro rata portion of the aggregate amount of indebtedness owed to such creditor by our company.

Conditions to the Transfer

         The transfer of capital stock of Cool Classics, Inc. to our creditors shall be subject to our creditors' agreement to:

         o transfer their liabilities from our company to Cool Classics, Inc.;

         o release our company from all liabilities in connection with our indebtedness to them; and

         o accept such shares as full satisfaction of all claims that they have against our company.

Reasons for Engaging in the Transfer

         The transfer of our assets and liabilities to Cool Classics, Inc. and the transfer of Cool Classics, Inc. to our creditors was a material condition to consummating the merger with Parentech. In evaluating the proposed merger with Parentech, our management considered criteria such as the value of the assets of Parentech and the anticipated business operations of Parentech in comparison with our current lack of operations and other opportunities presented to us. Based on these criteria, our management determined that the merger and the asset transfer was in the best interest of our stockholders.

Government Regulation

         The transactions described in this section are not subject to federal or state regulatory review, except as it relates to the review of the information statement by the Securities and Exchange Commission.

                                   MANAGEMENT


Directors and Executive Officers

         The following persons are our executive officers and directors, each of whom will resign on the effective date of the merger with Parentech:

  Name                              Age        Positions with our Company
  ----                              ---        --------------------------

  Charles F. Trapp..................51    President, Chief Executive Officer and
                                          Chairman of the Board
  Louis A. Pistilli.................46    Secretary and Director

  Giltner Stevens...................54    Director

         Charles F. Trapp is a certified public accountant and has served as our Chairman, Chief Executive Officer and President since September 1999. Prior to that time, he was President of Somerset Kensington Capital Co. Inc., a company involved in financial restructuring and turnaround management. From September 1996 to February 1999, Mr. Trapp was Vice President of Finance for A.W. Computer Systems, Inc. A.W. Computer Systems filed for protection from its creditors under federal bankruptcy laws in May 1998.

         Louis A. Pistilli is a certified public accountant and has been our Secretary and a director since September 1999. He has been the managing partner of the accounting firm of Pistilli & Romm LLC since January 1999. From January 1990 to December 1998, Mr. Pistilli served as managing partner of the accounting firm of Pistilli & Company.

         Giltner Stevens has been a director since July 2000. He now serves as a corporate director for several companies and is Chairman of the board of directors of Arvestbank of Joplin, Missouri. From 1977 to 1999, he served as the President and Chief Executive Officer of the Brady Stevens Company, which specialized in residential re-sales, as well as commercial, industrial real estate and property management. He received a B.S. in business administration from the University of Missouri. He has served as the Chairman of the Joplin Chamber of Commerce and as President of the Joplin Business Industrial Development Authority.

         The following persons will be our executive officers and directors as of the effective date of the merger with Parentech:

  Name                                    Age     Positions with our Company
  ----                                    ---     --------------------------

  Richard D. Propper, MD...............   55    Executive Chairman
  Scott Landow.........................   46    President and Director
  Daniel Beharry.......................   50    Secretary and Director
  Anthony Applebaum....................   36    Chief Financial Officer
  Richard Rosenblum....................   42    Director
  Gerry Beemiller......................   58    Director
  Charles Smith........................   58    Director
  Li Zhang.............................   49    Director



         Richard D. Propper, MD, has served as Executive Chairman of Parentech since its inception in February 2000. From 2001 to the present, Dr. Propper has been a principal and co-founder of Chardan Ventures, LLC, a venture capital and consulting firm. From 1998-2001, Dr. Propper was a principal and founder of RP Associates, LLC, another venture capital and consulting firm. From 1998 to 2000, Dr. Propper co-founded and was chairman of medibuy, Inc. In 1984, Dr. Propper began to work as a venture capitalist and, since then, has created a number of companies in the health care arena. From 1984 to 1993, Dr. Propper founded and served as Managing Director of Montgomery Medical Ventures, a dedicated early stage medical venture capital firm, where he directly managed $135,000,000. Dr. Propper was instrumental in the founding of, among others, Alteon Inc., Northfield Laboratories, Inc., Applied Immune Sciences, Inc., Somatix, Alaris Medical Systems, Inc. and, most recently, medibuy, Inc. which he co-founded. Dr. Propper has published numerous papers and textbook chapters and is world renowned for his clinical research in the treatment of thalassemia major, a congenital disease. Dr. Propper is a pediatrician who graduated from Stanford Medical School in 1971 and did his postdoctoral work in Hematology/Oncology in Boston at Children's Hospital Medical Center (Harvard) from 1974 to 1983.

         Scott Landow has served as Parentech's President and a director since September 2000. From 1991 to December 1999. Mr. Landow served as the President of Beyond Conception, Inc., a retail chain specializing in infant and child development products that Mr. Landow founded. From 1979 to 1991, Mr. Landow worked as an account executive in the securities brokerage business. Mr. Landow received his B.A. in Law from the University of California, Santa Barbara in 1977 and his M.B.A. from Southern Methodist University in 1978.

         Daniel P. Beharry has served as the Secretary of Parentech since October 2000 and became a director of Parentech in December 2001. In June 2001, Mr. Beharry co-founded Chardan Ventures, LLC with Dr. Propper, where he serves as the Secretary. In 1998, he assisted Dr. Propper in founding medibuy, Inc. From 1996 to 1998, Mr. Beharry engaged in the private practice of law, where he focused his practice on development stage companies. From 1994 to 1996, Mr. Beharry served as in-house counsel of Caradon Inc., now Novar, Inc. Mr. Beharry received a bachelor degree from Yale College in 1974 and a J.D. degree from Gould School of Law at the University of Southern California in 1977.

         Anthony Applebaum has been the Chief Financial Officer of Parentech since February 2002. From 2000 to 2001, he was controller of Ebyz, Inc., a business to business Internet provider. From 1998 to 2000, Mr. Applebaum served as controller of medibuy, Inc. Prior to that, he operated a private accounting practice. Mr. Applebaum received his bachelor's degree in Economics from San Diego University in 1986.

         Richard Rosenblum has been a director of Parentech since February 2001 and has been the Managing Partner of ACF Advisors, a financial advisory services company, since its inception in 2000. He has been a founding partner in Arzei Capital since 2000. From 1987 until 2000, he was an investment banker with Trautman Kramer & Company Incorporated.

         Gerry Beemiller has been a director of Parentech since December 2001. Since 2001, Mr. Beemiller has served as the Vice President for Sales of Pericom Semiconductor Corporation. From 1997 until 2001, Mr. Beemiller served as Vice President, Sales and Marketing, for Sony Semiconductor Corporation, North America. From 1989 to1997, Mr. Beemiller was founder and CEO of Infant Advantage, Inc. He co-founded I2, Inc. in 1974, the largest manufacturer's representative firm for electronic components in Silicon Valley, a company which he founded. Mr. Beemiller was the founder of, and for 10 years chaired the Silicon Valley Charity Ball. In 1992, Mr. Beemiller won the award as the Outstanding Volunteer Philanthropist in Northern California. The Silicon Valley Charity Ball has been the largest single event fundraiser for children in the country.

         Charles Smith has been a director of Parentech since December 2001. He co-founded medibuy. Inc., in 1998 where he served as President until 2002, but is still active in management. From 1994 to 1998, Mr. Smith served as Executive Vice President of Provider Services for National Contracts, Inc., a healthcare market consulting company. From 1991 to 1994, Mr. Smith was the Vice President of Materials for Sharp HealthCare Foundation in San Diego and was the Chief Executive Officer of the Southern California Material Management Alliance.

         Li Zhang has been a director of Parentech since December, 2001. Since 1996, he has served as the President of Pacific Asia Ventures, LLC. From 1994 to 1996, he was President of Sino-American Power, Ltd., a company that developed joint venture power plant projects for Chinese companies. Mr. Zhang has assisted American investment banking firms, such as Donaldson, Lufkin & Jenrette and Bear Stearns, in obtaining financing opportunities for the privatization of Chinese industries.

         Other Significant Employees

         Minoru Akagawa, 54, has served as Parentech's consultant for the Japanese market since its inception in February 2000. Mr. Akagawa is the principal of INC Intertech, LLC, a consulting firm specializing in robotics and production efficiencies he founded in 1998. From 1983 to 1998, Mr. Akagawa served as the President of Intelmatec Corporation, a company engaged in the development of automation equipment to reduce the cost of manufacturing. Mr. Akagaqa received his B.A. from Sangyo Noritsu College in 1971.

         Board of Directors

         All of directors serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. All of our officers serve at the discretion of the board of directors. There are no family relationships among the directors and executive officers. During the last full fiscal year, all action taken by our board of directors was made by unanimous written consent and no meetings were held.

         Upon the consummation of the merger, our certificate of incorporation will be amended to provide for a staggered board of directors.

         Limitation on Liability of Directors

         As permitted by Delaware law, our certificate of incorporation includes a provision which provides that a director shall not be personally liable to us or our stockholders for monetary damages for a breach of fiduciary duty as a director, except for:

         o any breach of the director's duty of loyalty to us or our stockholders;

         o under Section 174 of the General Corporation Law of the State of Delaware, which prohibits the unlawful payment of dividends or the unlawful repurchase or redemption of stock;

         o or for any transaction from which the director derives an improper personal benefit.

         This provision is intended to afford directors protection against, and to limit their potential liability for, monetary damages resulting from suits alleging a breach of duty of care by a director. As a consequence of this provision, our stockholders will be unable to recover monetary damages against directors for action taken by them which may constitute negligence or gross negligence in performance of their duties unless such conduct falls within one of the foregoing exceptions. The provision, however, does not alter the applicable standards governing a director's fiduciary duty and does not eliminate or limit our right, or the right of any stockholder, to obtain an injunction or any other type of non-monetary relief in the event of a breach of fiduciary duty. We believe this provision will assist in securing and retaining qualified persons to serve as directors.

         Compliance With Section 16(a) Of The Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our executive officers, directors and persons who own more than ten percent of a registered class of our equity securities file certain reports regarding ownership of, and transactions in, our securities with the Securities and Exchange Commission. These officers, directors and stockholders are also required by the Securities and Exchange Commission rules to provide us with copies of all Section 16(a) reports that they file with the Securities and Exchange Commission. Based solely on a review of copies of such forms and written representations we received from certain reporting persons, we believe that, for the year ended December 31, 2001, all Section 16(a) reports required to be filed by our executive officers, directors and 10% stockholders were filed on a timely basis.

Executive Compensation

         Set forth below is the aggregate compensation for services rendered in all capacities to us by our chief executive officer and the other most highly compensated executive officers for the fiscal years ended May 31, 2001, 2000 and 1999.

                           Summary Compensation Table

                                                                                        Long-Term
                                                                                    Compensation Awards
                                                       Compensation Table          ---------------------
Name and Principal                           ------------------------------------  Securities Underlying
Position                                     Salary         Bonus           Other      Options/SARS
--------                                     ------         -----           -----      ------------
Charles F. Trapp, Chairman,        2001      $60,000          $-              $-             -
Chief Executive Officer and        2000      $45,000          $-              $-             -
President                          1999      $   -            $-              $-             -



         Only $5,000 of Mr. Trapp's salary was paid to him in fiscal year 2001. The remainder of $55,000 was accrued as of the end of the fiscal year. The salary paid to Mr. Trapp in fiscal year 2001 does not include $1,347 contributed by us to his 401(k) plan. The salary paid to Mr. Trapp in fiscal year 2000 does not include $3,150 contributed by us to his 401(k) plan.

         We have not granted any stock options to the named executive officer.

         Director Compensation

         Our directors do not receive compensation for their services as directors, but are reimbursed for all reasonable out-of-pocket expenses incurred in connection with each board meeting attended.

Security Ownership of Certain Beneficial Owners and Management

         The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of May 1, 2002 by:

         o all persons who are beneficial owners of five percent or more of our common stock;

         o        each of our directors;

         o        each of our named executive officers; and

         o        all current directors and executive officers as a group.

         Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock held by them.

         Applicable percentage ownership in the following table is based on 10,054,601 shares of common stock outstanding as of May 1, 2002.

         Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other rights held by that person that are currently exercisable or exercisable within 60 days of May 1, 2002 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

         Unless otherwise noted, the business address of the beneficial owner is c/o Premier Classic Art, Inc., 1158 Staffler Road, Bridgewater, New Jersey 08807.


                                                                  Number of   Percent of
Name and Address of Beneficial Owner                               Shares        Class
------------------------------------                               ------        -----
Charles R. Trapp ..........................................       1,158,845       10.3%
Louis A. Pistilli .........................................         125,000        1.2%
Giltner Stevens ...........................................         312,500        3.1%
Joe Cool Collectables, Inc. ...............................       2,369,788       19.1%
Herman Rush ...............................................         966,667        9.4%
John J. Villa .............................................         664,905        6.2%
All directors and executive officers as a group
(three persons) ...........................................       1,596,345       15.5%

         The shares listed for Mr. Trapp do not include an aggregate of 19,360,000 shares of common stock issuable upon conversion of notes and upon exercise of immediately exercisable warrants. Upon the consummation of the merger, Cool Classics, Inc. will assume the note and warrants.

         The shares listed for Mr. Stevens does not include 120,967 shares of common stock issuable upon conversion of the remaining principal amount due on a convertible note and an aggregate of 400,000 shares of common stock issuable upon the exercise of immediately exercisable warrants at $1.00 per share that expire in September 2002. Upon the consummation of the merger, Cool Classics, Inc. will assume the note and warrants.

         The business address for Joe Cool Collectibles, Inc. is 10010 Canoga Avenue, Chatsworth, California 91311.

         The shares held by Mr. Rush include 266,666 shares of common stock issuable upon the exercise of an immediately exercisable option at $1.00 per share that expires in September 2002 and 700,000 shares of common stock owned by the Rush Family Revocable Trust, of which Mr. Rush is a beneficiary and a trustee. The business address for Mr. Rush is 3340 Ocean Park Blvd., Suite 3045, Santa Monica, CA 90405.

         The business address for Mr.Villa is 1314 Vincenzo Drive, Toms River, New Jersey 08753.

Related Party Transactions

         Giltner Stevens, a director of our company, owns 312,500 shares of our common stock, a warrant to purchase 400,000 shares at $1.00 per share which expires in September 2002, and a one year $775,000, 10 1/2% convertible note due September 2, 2002 of which the remaining pricipal amount of $375,000 due on the note is convertible into 120,967 shares of our common stock at $3.10 per share. On or before the consummation of the merger, we will pay $115,000 to Mr. Stevens in connection with the note and the remaining outstanding balance of principal, plus accrued and unpaid interest and penalties will be assumed by Cool Classics, Inc.

         Charles F. Trapp, an officer and director of our company, owns a series of 12%, payment in kind, secured subordinated convertible promissory notes totaling $605,000. The notes are due 120 days from the date of the note or upon completion of an equity financing. The warrants are exercisable immediately and expire two years from the date of issuance, starting September 2002. The notes are convertible into common stock at $0.125 per share and are secured by the assets of our company; however, the notes are subordinate to the $775,000 note issued to Mr. Stevens. We are currently in default on the notes. In connection with the notes, we issued to Mr. Trapp Class A warrants to purchase 4,840,000 shares of our common stock and Class B warrants to purchase 9,680,000 shares of our common stock. The exercise price for the warrants is $0.125 per share. The notes and warrants are to be assumed by Cool Classic Inc. in connection with the transactions contemplated by the Merger Agreement.


                     WHO SHOULD I CALL IF I HAVE QUESTIONS?


         If you have questions about this information statement or the merger, please call Charles F. Trapp, our president, who can be reached at (908) 526-7388.

                              FINANCIAL STATEMENTS


                          Index to Financial Statements

                                                                                                               Page
                                                                                                               ----
Premier Classic Art, Inc. & Subsidiary
Consolidated Financial Statements:

Independent Auditors' Report...................................................................................F-2
Consolidated Balance Sheets as of February 28, 2002 (unaudited) and May 31, 2001...............................F-4
Consolidated Statement of Operations for the nine months ended
   February 28, 2002 (unaudited) and the year ended May 31, 2001...............................................F-5
Consolidated Statement of Stockholders' Deficiency for the nine months ended
   February 28, 2002 (unaudited) and the year ended May 31, 2001...............................................F-7
Consolidated Statement of Cash Flows for the nine months ended
   February 28, 2002 (unaudited) and the year ended May 31, 2001...............................................F-8
Notes to Consolidated Financial Statements.....................................................................F-9

Parentech, Inc. (A Development Stage Company) Financial Statements:

Balance Sheets (unaudited) as of March 31, 2002 and 2001......................................................F-21
Statement of Operations (unaudited) for the three months ended March 31, 2002 and 2001........................F-22
Statement of Cash Flows (unaudited) for the three months ended March 31, 2002 and 2001........................F-23
Notes to the Financial Statements for the three months ended March 31, 2002 and 2001 (Unaudited)..............F-24

Independent Auditors' Report..................................................................................F-26
Balance Sheets as of December 31, 2001 and 2000...............................................................F-27
Statement of Operations for the period from February 10, 2000 (inception) to December 31, 2001................F-28
Statements of Stockholders' Equity (Deficit) for the period from February 10, 2000
  (inception) to December 31, 2001............................................................................F-29
Statement of Cash Flows for the period from February 10, 2000 (inception) to December 31, 2001................F-30
Notes to the Financial Statements for the years ended December 31, 2001 and 2000..............................F-31


                     INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Premier Classic Art, Inc.


We have audited the accompanying consolidated balance sheets of Premier Classic Art, Inc.(the "Company") as of May 31, 2001, and 2000, and the related consolidated statements of operations, stockholders' deficiency, and cash flows for each of the three years in the period ended May 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, such financial statements referred to above present fairly, in all material respects, the financial position of Premier Classic Art, Inc. and its subsidiary at May 31, 2001 and 2000 and the results of their operations and their cash flows for each of the years in the period ended May 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As more fully explained in Note 1 of Notes to consolidated Financial Statements, the Company needs to obtain additional financing and sell its inventory to liquidate its debts and support the Company's overhead. The Company is currently in default of the $375,000 note payable which was due September 3, 2001. These uncertainties raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.



WIENER, GOODMAN & COMPANY, P.C.
Certified Public Accountants
Eatontown, New Jersey


September 7, 2001

                     PREMIER CLASSIC ART, INC. & SUBSIDIARY
                          CONSOLIDATED BALANCE SHEETS


                                     ASSETS

                                                          February 28,    May 31,        May 31,
                                                              2002          2001           2000
                                                          -----------    -----------    -----------
                                                          (Unaudited)

Current Assets:
  Cash ................................................   $     1,574    $     7,150    $    28,408
  Marketable securities ...............................          --             --            2,188
  Inventories .........................................       258,859        258,865        295,297
  Prepaid expenses - current ..........................        83,334        166,667        166,666
                                                          -----------    -----------    -----------
    Total Current Assets ..............................       343,767        432,682        492,559

Marketable securities .................................        98,906         98,906           --
Other assets ..........................................          --           41,666        208,334
                                                          -----------    -----------    -----------

    TOTAL ASSETS ......................................   $   442,673    $   573,254    $   700,893
                                                          ===========    ===========    ===========

               LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:

  Short-term debt .....................................   $   470,000    $   375,000    $   775,000
  Convertible notes payable ...........................       638,700        658,700           --
  Accrued expenses ....................................       650,535        306,307        189,001
                                                          -----------    -----------    -----------
    Total Current Liabilities .........................     1,759,235      1,340,007        964,001
                                                          -----------    -----------    -----------

Commitments and Contingencies

Stockholders' Deficiency:
  Series A cumulative convertible
    preferred stock - 8% cumulative,
    par value $.002 per share, authorized
    10,000,000 shares; outstanding 114,000,
    136,000 and 136,000 shares ........................           228            272            272
   Common stock - par value $.001 per share,
     authorized 50,000,000 shares; outstanding
     9,318,801, 8,648,946 and 7,648,946 shares ........         9,319          8,649          7,649
     Additional paid-in capital .......................     3,035,088      2,658,373      1,970,323
     Deficit ..........................................    (4,361,197)    (3,434,047)    (2,196,733)
     Cumulative other comprehensive(loss) .............          --             --          (44,619)
                                                          -----------    -----------    -----------
       Total Stockholders' Deficiency .................    (1,316,562)      (766,753)      (263,108)
                                                          -----------    -----------    -----------

       TOTAL LIABILITIES AND
       STOCKHOLDERS' DEFICIENCY .......................   $   442,673    $   573,254    $   700,893
                                                          ===========    ===========    ===========

                       See notes to financial statements.

                     PREMIER CLASSIC ART, INC. & SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                Nine Months Ended                     Year Ended
                                                  February 28,                           May 31,
                                          ---------------------------   -------------------------------------------
                                              2002            2001          2001              2000          1999
                                          -----------     -----------   -----------       -----------   -----------
Sales ...............................     $       337     $     1,468     $   100,598     $   135,200   $      --
                                          -----------     -----------     -----------     -----------   -----------
Cost and Expenses:
  Cost of sales .....................               6              34          57,887          20,259            --
  Selling, general
  and administrative ................         244,027         369,200         699,128       1,079,854            --
                                          -----------     -----------     -----------     -----------   -----------
                                              244,033         369,234         757,015       1,100,113            --
                                          -----------     -----------     -----------     -----------   -----------

Loss from operations ................        (243,696)       (367,766)       (656,417)       (964,913)           --

Interest expense - net ..............         683,454          73,187         536,278         272,798        23,400
Loss on sale of marketable securities              --          44,619          44,619
                                          -----------     -----------     -----------     -----------   -----------
  Total other expenses ..............         683,454         117,806         580,897         272,798        23,400
                                          -----------     -----------     -----------     -----------   -----------

Loss before income tax provision
  and extraordinary gain ............        (927,150)       (485,572)     (1,237,314)     (1,237,711)      (23,400)

Income tax benefit ..................              --              --              --        (127,000)           --
                                          -----------     -----------     -----------     -----------   -----------

Loss before extraordinary gain ......        (927,150)       (485,572)     (1,237,314)     (1,110,711)      (23,400)

Extraordinary gain on
  extinguishment of debt (net
  of income tax of $127,000) ........              --              --              --         246,974            --
                                          -----------     -----------     -----------     -----------   -----------

Net (loss) ..........................     $  (927,150)    $  (485,572)    $(1,237,314)    $  (863,737)  $   (23,400)
                                          ===========     ===========     ===========     ===========   ===========

Net (loss) per common
  share-basic and diluted ...........     $     (0.10)    $     (0.07)    $     (0.16)    $     (0.20)  $     (0.31)

Extraordinary gain on
  extinguishment of debt ............              --              --              --            0.04            --
                                          -----------     -----------     -----------     -----------   -----------

Net (loss) per common
  share-basic and diluted ...........     $     (0.10)    $     (0.07)    $     (0.16)    $     (0.16)  $     (0.31)
                                          ===========     ===========     ===========     ===========   ===========

Weighted average of common
  shares outstanding - basic
  and diluted .......................       9,005,101       7,648,946       7,816,069       5,549,875           75,410
                                          ===========     ===========     ===========     ===========      ===========


                       See notes to financial statements.

                     PREMIER CLASSIC ART, INC. & SUBSIDIARY
              CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY


                                                                                                                Series A
                                                                                                            Preferred Stock
                                                                                         Net unrealized    -----------------------
                                                         Comprehensive                  (loss) on market-   Shares            Par
                                              Total        (loss)          Deficit       able securities   Outstanding       Value
                                          -----------   -----------      -----------      -----------     -----------       -------
Balance June 1, 1997 ...................  $  (456,871)                 $(1,286,196)      $      --          256,800       $     514
  Retroactive effect of 1-for-50
   reverse stock split effective
   September 1, 1999
  Net (loss) ...........................      (23,400)                     (23,400)
                                          -----------   -----------      -----------      -----------     -----------     ----------
Balance, May 31, 1998 ..................     (480,271)                  (1,309,596)                         256,800              514
  Capitalized debt .....................       88,630                       --                                   --
  Net (loss) ...........................      (23,400)                     (23,400)                              --
                                          -----------   -----------      -----------      -----------     -----------     ----------
Balance, May 31, 1999 ..................     (415,041)                  (1,332,996)                         256,800              514
  Sale of common stock (at $.12
   per share) ..........................       15,000
  Issuance of stock to repay
   accounts payable (valued at
   $.10 per share)......................           93
  Issuance of stock to repay debt
   and accrued interest (valued at
   $.10 per share) .....................          236
  Conversion of preferred stock
   to common stock .....................         --                                                          (40,000)          (80)
  Capitalized debt .....................       38,319
  Issuance of common stock for
   services (valued at $.10 per share) .      209,362
  Issuance of common stock in
   connection with acquisition
   (valued at $.10 per share) ..........      306,879
  Issuance of stock warrants for
   services and in connection with
   financing ...........................      260,000
  Issuance of common stock for
   services (valued at $.10 per share)          1,400
   Sale of common stock (at $.10 per
   share) ..............................      223,600
  Conversion of preferred stock
   to common stock .....................                                                                      (64,000)        (128)
  Issuance of common stock to repay
   debt and accrued interest (valued
   at $.10 per share) ..................          400
   Conversion of preferred stock to
   common stock ........................         --                                                           (16,800)         (34)
  Issuance of common stock for
   services (valued at $5.00 per share)         5,000
  Net unrealized loss on marketable
   securities ..........................      (44,619)  $   (44,619)                         (44,619)
  Net (loss) ...........................     (863,737)     (863,737)        (863,737)
                                                        -----------
  Comprehensive loss ...................                $  (908,356)
                                           -----------  ===========      -----------      -----------     -----------     ----------
Balance, May 31, 2000 ..................     (263,108)                    (2,196,733)         (44,619)        136,000            272






                                                      Common Stock
                                               ---------------------------        Additional
                                                  Shares            Par            Paid-In
                                               Outstanding          Value           Capital
                                               ----------        ----------       ----------
Balance June 1, 1997 ...................        3,770,521        $    3,770        $  825,041
  Retroactive effect of 1-for-50
   reverse stock split effective
   September 1, 1999 ...................       (3,695,111)           (3,695)            3,695
  Net (loss)
                                               ----------        ----------        ----------
Balance, May 31, 1998 ..................           75,410                75           828,736
  Capitalized debt .....................             --                                88,630
  Net (loss) ...........................             --                                    --

                                                ----------        ----------       ----------
Balance, May 31, 1999 ..................           75,410                75           917,366
  Sale of common stock (at $.12
   per share) ..........................          124,590               125            14,875
  Issuance of stock to repay
   accounts payable (valued at
  $.10 per share).......................              925                 1               92
  Issuance of stock to repay debt
   and accrued interest (valued at
   $.10 per share) .....................            2,360                 2               234
  Conversion of preferred stock
   to common stock .....................            9,000                 9                71
   Capitalized debt ....................                                               38,319
  Issuance of common stock for
   services (valued at $.10 per share) .        2,093,618             2,094           207,268
  Issuance of common stock in
   connection with acquisition
   (valued at $.10 per share) ..........        3,069,788             3,070           303,809
  Issuance of stock warrants for
   services and in connection with
    financing ..........................                                              260,000
  Issuance of common stock for
   services (valued at $.10 per share)             14,000                14             1,386
  Sale of common stock (at $.10 per
   share) .............................         2,236,000             2,236           221,364
  Conversion of preferred stock
   to common stock ....................            14,475                14               114
  Issuance of common stock to repay
  debt and accrued interest (valued
   at $.10 per share) .................             4,000                 4               396
   Conversion of preferred stock to
   common stock .......................             3,780                 4                30
  Issuance of common stock for
   services (valued at $5.00 per share)             1,000                 1             4,999
  Net unrealized loss on marketable
   securities
  Net (loss)

 Comprehensive loss

                                               ----------        ----------       ----------
Balance, May 31, 2000 ..................        7,648,946             7,649         1,970,323



                       See notes to financial statements.

                     PREMIER CLASSIC ART, INC. & SUBSIDIARY
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY


                                                                                                                     Series A
                                                                                                                  Preferred Stock
                                                                                             Net unrealized     -------------------
                                                                Comprehensive               (loss) on market-      Shares      Par
                                                       Total       (loss)       Deficit      able securities    Outstanding   Value
                                                  -----------   ------------- -----------   ------------------  -----------   -----
     Contribution of capital ...................       28,750
     Issuance of common stock for services
       (valued at $.20 per share) ..............      200,000
     Issuance of stock warrants in
         connection with convertible notes .....      326,300
     Issuance of stock warrants for
         services in connection with financing .      134,000
     Realized loss .............................       44,619   $    44,619                        44,619
     Net (loss) ................................   (1,237,314)   (1,237,314)   (1,237,314)              -             -          -
                                                                -----------
     Comprehensive loss ........................                $(1,192,695)
                                                  -----------   ===========   -----------   ------------------  -----------   -----
Balance, May 31, 2001 ..........................     (766,753)                 (3,434,047)                      136,000        272
     Conversion of 22,000 shares of preferred
         stock into 4,950 shares of common stock            -                                                   (22,000)       (44)
     Conversion of notes payable into
         common stock ..........................       36,362
     Interest expense in connection with
         issuance of warrants ..................      340,979
     Net (loss) ................................     (927,150)  $  (927,150)     (927,150)
                                                                -----------
     Comprehensive loss ........................                $  (927,150)
                                                  -----------   ===========   -----------   ------------------  -----------   -----
Balance, February 28, 2002 .....................  $(1,316,562)                $(4,361,197)  $           -       114,000       $228
                                                  ===========                 ===========   ==================  ===========   =====




                                                       Common Stock
                                                  ------------------------   Additional
                                                     Shares          Par      Paid-In
                                                  Outstanding       Value     Capital
                                                  -----------      -------   ----------
     Contribution of capital ...................                                 28,750
     Issuance of common stock for services
       (valued at $.20 per share) ..............   1,000,000         1,000      199,000
     Issuance of stock warrants in
         connection with convertible notes .....                                326,300
     Issuance of stock warrants for-
         services in connection with financing .                                134,000
     Realized loss .............................
     Net (loss) ................................           -             -            -

     Comprehensive loss ........................
                                                   ---------       -------      -------
Balance, May 31, 2001 ..........................   8,648,946         8,649    2,658,373
     Conversion of 22,000 shares of preferred
         stock into 4,950 shares of common stock       4,950             5           39
     Conversion of notes payable into
         common stock ..........................     664,905           665       35,697
     Interest expense in connection with
         issuance of warrants ..................                                340,979
     Net (loss) ................................

     Comprehensive loss ........................
                                                   ---------       -------    ----------
Balance, February 28, 2002 .....................   9,318,801       $ 9,319    $3,035,088
                                                   =========       =======    ==========



                       See notes to financial statements.

                     PREMIER CLASSIC ART, INC. & SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                               Nine Months Ended                     Year Ended
                                                           --------------------------                   May 31,
                                                           February 28,   February 28,  ------------------------------------------
                                                               2002          2001           2001           2000           1999
                                                           -----------    -----------   ------------    -----------    -----------
Cash flows from operating activities:
  Net (loss) ...........................................   $  (927,150)   $  (485,572)   $(1,237,314)   $  (863,737)   $   (23,400)

    Adjustments to reconcile net (loss)
     to cash provided by
     operating activities:
      Depreciation and amortization ....................                                          --          3,387
      Extraordinary gain on extinguishment
       of debt .........................................                                          --       (373,974)
      Non-cash interest expense ........................       341,009                       326,300             --             --
      Non-cash compensation expense ....................                                     200,000        215,762
      Other non-cash items .............................                                     134,000        260,000
      Loss on sale of marketable securities ............            --         44,619         44,619
      Non-cash sales ...................................                           --        (98,906)            --             --
     Changes in operating assets and
      liabilities:
       Decrease (increase) in prepaid expenses
        and other assets ...............................       125,000     125,000.00        166,667       (375,000)
       Decrease in inventories .........................             6             --         36,432         11,682             --
       Increase in accrued expenses ....................       355,559         33,795        119,494        187,995         23,400
                                                           -----------    -----------    -----------    -----------    -----------

      Net Cash Used in Operating .......................      (105,576)      (282,158)
                                                           -----------    -----------
        Activities .....................................                                    (308,708)      (933,885)            --
                                                                                         -----------    -----------    -----------

Cash flows from investing activities:
  Purchase of marketable securities ....................                                          --        (46,807)            --
  Sale of marketable securities ........................            --         28,750         28,750             --             --
                                                           -----------    -----------    -----------    -----------    -----------

    Net Cash Provided by (Used in)
    Investing Activities ...............................            --         28,750         28,750        (46,807)            --
                                                           -----------    -----------    -----------    -----------    -----------

Cash flows from financing activities:
  Proceeds from sale of common stock ...................                                          --        238,600
  Proceeds from short term borrowings ..................       100,000        625,000        658,700        775,000             --
  Payments of short term borrowings ....................            --       (400,000)      (400,000)        (4,500)            --
                                                           -----------    -----------    -----------    -----------    -----------

    Net Cash Provided by Financing
     Activities ........................................       100,000        225,000        258,700      1,009,100             --
                                                           -----------    -----------    -----------    -----------    -----------

Net (decrease) increase in cash ........................        (5,576)       (28,408)       (21,258)        28,408             --

Cash - beginning of year ...............................         7,150         28,408         28,408             --             --
                                                           -----------    -----------    -----------    -----------    -----------

Cash - end of year .....................................   $     1,574    $        --    $     7,150    $    28,408      $      --
                                                           ===========    ===========    ===========    ===========    ===========

Supplemental disclosure of
 non-cash financing activities:
  Capital contribution to forgive debt .................   $        --    $        --    $ $      --    $    38,319    $    88,630
                                                           ===========    ===========    ===========    ===========    ===========

Non-cash investing activities:
            Unrealized loss on marketable
             securities ................................   $        --    $        --    $   (44,649)   $    44,619
                                                           ===========    ===========    ===========    ===========

            Common stock issued for inventory ..........   $        --    $        --    $        --    $   306,979
                                                           ===========    ===========    ===========    ===========
            Common stock issued for debt ...............   $        --    $        --    $   200,000    $       729
                                                           ===========    ===========    ===========    ===========


                       See notes to financial statements.

                     PREMIER CLASSIC ART, INC. & SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Information for February 28, 2002 and 2001 is unaudited)

1.       DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Organization

         Premier Classic Art, Inc. and it's subsidiary (the "Company") formerly Pet-Con Industries, Inc. discontinued operations in June 1995. On September 1, 1999 the Company changed its name and is currently engaged in the marketing of original, hand-painted production animation cels through a variety of outlets throughout the United States.

         Basis of Presentation

         The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.

         The Company's operating activities have commenced under new management.

         The Company's ability to continue as a going concern is dependant upon its ability to obtain needed working capital through additional equity and/or debt financing and its ability to market its inventory. Management is actively seeking additional capital to liquidate its current obligations. There is no assurance that additional capital will be obtained or the Company will be able to sell its current inventory. The Company's $375,000 note payable which was due on September 3, 2001 is currently in default. The Company has not paid the interest on this note, which is due monthly, and currently owes approximately $26,250 of additional interest payments which are included in accrued expenses at February 28, 2002. The Company does not have adequate cash reserves to fulfill this obligation and there is no assurance that the terms of a new agreement can be met.

         During the year ended May 31, 2001, the Company issued $658,700 of 12% convertible promissory notes which are due the earlier of 180 days from the date of the note or upon completion of an equity financing. The Company is currently paying a 3% penalty per month for each note which is over 180 days old. As of May 31, 2001, $575,000 of the convertible notes were assessed the 3% per month penalty in the amount of $43,100 which is included in interest expense.

         These uncertainties raise substantial doubt about the ability of the Company to continue as a going concern.

         During December 2001, the Company signed a Memorandum of Understanding to merge with Parentech, Inc. ("Parentech") of Solano Beach, California. The merger is expected to be effective by April 30, 2002, at which time the name of the Company will be changed from Premier Classic Art, Inc. to Parentech, Inc. and the current Directors and Officers of Parentech will replace the Directors and Officers of Premier. Parentech paid the Company a transaction fee of $75,000 upon execution of this memorandum. The payment was made in the form of a six month, 8% loan which will terminate upon completion of the merger. If the merger is not completed, under certain circumstances, the Company shall owe Parentech a breakup fee of $75,000, which amount will be paid in addition to repayment of the loan. On March 1, 2002 the Company agreed to issue 725,000 shares of Parentech in consideration of Parentech waiving its rights under certain circumstances to a return of the transaction fee. Prior to the effective date of the Merger, Premier will transfer, in exchange for release of liabilities in the approximate aggregate amount of $ 1,759,000, all of its pre-Merger tangible and intangible assets, valued at approximately $443,000, into a subsidiary company that will distribute its shares to certain creditors. This, plus a cash payment of $240,000 at closing will result in the surviving company having none of Premier's pre merger liabilities.

         After a major shareholder surrenders 2,369,788 shares of common stock to the Company, as a condition to closing the merger, Premier will, immediately prior to the merger, have outstanding, on a fully diluted basis, 7,699,663 common shares. In addition, at the time of the merger, Premier will exchange 1 share of a new Premier Class "B" Preferred Stock for each of the 22,940,904 shares of Parentech then outstanding. Each share of "B" Preferred will automatically convert into 1 share of Premier common stock after 1 year.

         Under the terms of the Memorandum of Understanding certain shareholders, including Charles F. Trapp and Giltner B. Stevens, have agreed not to sell their shares of common stock for a period of six months from the date of the merger.

         The financial statements do not include any adjustments relative to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

         Principles of Consolidation

         The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All intercompany transactions and balances have been eliminated.

         Use of Estimates

         The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Marketable Securities

         The Company classifies its investment in equity securities as "available for sale", and accordingly, reflects unrealized losses, net of deferred taxes, as a separate component of stockholders' (deficiency).

         The fair values of marketable securities are estimated based on quoted market prices. Realized gains or losses from the sales of marketable securities are based on the specific identification method.

         The fair value of the preferred stock owned by the Company has been determined by a certified financial analyst. The preferred stock is included as a non-current asset on the Company's balance sheet.

         Concentration of Credit Risk

         Sales to one major customer accounted for approximately 98% of the net sales for the year ended May 31, 2001.

         Reverse Stock Split

         Effective September 1, 1999 the Board of Directors approved a one-for-fifty reverse stock split of its common stock. All references in the accompanying financial statements to the number of shares and per share amounts have been retroactively restated to reflect this transaction.

         Prepaid Expenses

         Prepaid expenses consist primarily of a three year consulting agreement expiring September 2, 2002 in the amount of $500,000 which was paid in cash by the Company in September 1999. Consulting expense charged to operations for the years ended May 31, 2001, 2000 and 1999 were $166,666, $125,000 and $-0-, respectively.

         Evaluation of Long-lived Assets

         Long-lived assets are assessed for recoverability on an ongoing basis. In evaluating the fair value and future benefits of long-lived assets their carrying value would be reduced by the excess, if any, of the long-lived asset over management's estimate of the anticipated discounted future net cash flows of the related long-lived asset. As of May 31, 2001, management concluded that no impairment exists.

         Inventories

         Inventories, consisting of animated cels are stated at the lower of cost (first-in, first-out) or market.

         Revenue Recognition

         Revenue is recognized upon shipment of merchandise after the price to the buyer is fixed and determinable and title passes to customers and collectibility of the sales price is reasonably assured. The Company sold inventory for stock and valued the revenue on a pro-rata basis based on the value of the stock received as determined by a Certified Financial Analyst hired by the Company.

         Stock-Based Compensation

         The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". The standard encourages, but does not require, companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on fair value.

         Earnings Per Common Share

         In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings per Share", which requires companies to present basic earnings per share ("EPS") and diluted earnings per share instead of the primary and fully diluted EPS that was required. The new standard requires additional information disclosures and also makes certain modifications to the currently applicable EPS calculations defined in Accounting Principles Board No. 15.

         Basic and diluted loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the year. Diluted earnings per common share are computed by dividing net earnings by the weighted average number of common and potential common shares during the year. Potential common shares are excluded from the loss per share calculation, because the effect would be antidilutive. Potential common shares relate to the preferred stock that is convertible into common stock, convertible debt and outstanding warrants. The number of potential common shares outstanding were 24,992,010, 947,946, and 59,064 as of May 31, 2001, 2000, and 1999
         respectively.

         Fair Value of Financial Instruments

         At May 31, 2001, the fair values of cash, other current assets, accounts payable, short-term debt, accrued interest and other accrued liabilities approximated their carrying values because of the short-term nature of these instruments.

         New Financial Standards

         Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, is effective for all fiscal years beginning after June 15, 2000. SFAS 133, as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. Under SFAS 133, certain contracts that were no formerly considered derivatives may now meet the definition of a derivative. The Company adopted SFAS 133 effective January 1, 2001. Management has concluded that the adoption of SFAS 133 will not have a significant impact on the financial position, results of operations, or cash flows of the Company.

         In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted the provisions of SAB 101 during the fourth quarter ended December 31, 2000. Such adoption has not resulted in a material impact on the Company's consolidated results of operations, financial position or cash flows.

         In March 2000, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 44 (FIN No. 44), Accounting for Certain Transactions Involving Stock Compensation, an interpretation of APB25. Fin No. 44 clarifies (i) the definition of employees for purposes of applying APB Opinion No. 25, (ii) the criteria for determine whether a plan qualifies as a noncompensatory plan, (iii) the accounting consequences of various modifications to the terms of a previously fixed stock option or \award, and (iv) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 was effective July 1, 2000. This standard has not had a significant impact on the Company's consolidated results of operations, financial position or cash flow.

         Unaudited Quarterly Financial Information

         In the opinion of management, the Company's unaudited financial statements contain all adjustments (consisting of normal and recurring adjustments) necessary for a fair presentation of the Company's financial position and results of operations at such dates and for such periods.

2.       ACQUISITION

         On September 3, 1999, the Company acquired Cool Classic, Inc., a subsidiary of Joe Cool Collectibles, Inc. for 3,069,788 shares of the Company's common stock. Cool Classic, Inc. owned inventory of original, hand-painted production animation cels.

         The acquired inventory was accounted for as a non-monetary transaction in accordance with Accounting Principles Board Opinion No. 29, "Accounting for Non-Monetary Transactions" (APB No. 29). The Company recorded the inventory valued at $306,979, which represents the fair value ($.10 per share) of the stock issued to acquire Cool Classic, Inc. Pursuant to the agreement the acquired inventory will consist of 400,000 original, hand-painted production animation cels. Cool Classic, Inc. had no operating results but was a collector of animated art cels and, accordingly, the Company has not included any proforma unaudited results of operations.

3.       MARKETABLE SECURITIES



                                                                               Gross              Gross
                                                         Estimated           Unrealized         Unrealized
                                          Cost           Fair Value            Gains              Losses
                                     ----------------  ----------------   -----------------  -----------------
May 31, 2000:
  Marketable securities-
   current:
   Common stock                          $46,807           $ 2,188              $ -              $ 44,619
                                         ========          ========             ====             ========

May 31, 2001:
  Marketable securities-
   non-current:
         Preferred stock                 $98,906           $98,906              $ -                $ -
                                         ========          ========             ====               ===

February 28, 2002:
  Marketable securities-
   non-current:
         Preferred stock                 $98,906           $98,906              $ -                $ -
                                         ========          ========             ====               ===


         There were no realized gains or losses for the years ended May 31, 2000.

         On June 13, 2000 the Company exchanged 17,500 shares of marketable securities owned by the Company for 5,000 shares of other marketable securities owned by a shareholder. The Company recorded a realized loss of $-0- and $44,619 for the year ended May 31, 2000 and May 31, 2001, respectively, in connection with the exchange. The Company sold the 5,000 shares received from the shareholder on the exchange date and recorded a contribution of capital by the shareholder in the amount of $28,750.

         On March 8, 2001 the Company signed an agreement for sale of 80,000 pieces of cel art for 40,000 shares of the buyers Series B Convertible Preferred Stock, $100 par value. The preferred stock has an 8% cumulative dividend payable quarterly in cash or in kind at option of the Company and during the first two years after closing, the stock shall convert into common stock at a 20% discount and after two year convertible into common stock at 80% of average closing price. It will cost the Company approximately $250,000 to prepare the cels for sale.

         The Company retained a financial analyst to render an opinion on the value of its ownership of the 40,000 shares of the buyers Series B Convertible Preferred Stock. Based on the financial analyst findings, the Company valued the investment at approximately $750,000. As of May 31, 2001, the Company shipped 10,550 (13%) of the 80,000 cels and recorded the investment of $98,906 (13% of $750,000).

4.       INVENTORY

         The Company's inventory consists of approximately 380,000 original, hand-painted production animation cels of which 200,000 cels are secured as collateral for the Company's short term debt (see note 6) and the balance are secured as collateral for the Company's convertible debt.

5.       DEBT

         Short-term debt consists of the following:

(a) On September 3, 1999, the Company issued a $775,000, 10 1/2 % convertible note to a related party (a Director of the Company) originally due September 3, 2000. Interest is payable monthly, commencing December 1999 and payable in arrears from September 1999. The Company is currently eleven months in arrears on the payment of interest totaling approximately $26,250 at February 28, 2002.

         On August 18, 2000, the Company signed an agreement to extend the due date until September 3, 2001. Under this agreement, the Company paid $300,000 in principal on September 3, 2000 and an additional $100,000 on November 3, 2000. The balance of the note, $375,000, which was due on September 3, 2001 has been extended until March 4, 2002 contingent upon a $90,000 payment due November 3, 2001. The Company has not made this payment and is currently in default on this note. The note is collateralized by 200,000 pieces of cel art. The Company is continuing to negotiate with the lender.

         The $375,000 note is convertible into 120,967 shares of the Company's common stock, at the option of the holder, at a conversion price of $3.10 per share. The automatic conversion provision has been terminated. In connection with the execution of this note, the Company sold the holder 100,000 shares of the Company's restricted common stock for $.001 per share (which was below fair market value) and a warrant to purchase 400,000 shares of the Company's common stock at an exercise price of $1.00 per share (which was above fair market value). Upon the issuance of the shares and the warrants the Company recorded additional consulting expenses of $284,000 which will be amortized over the one year term of the agreement and an additional $189,333 interest expense which will be amortized over the three year term of the note as a result of this transaction. Included in interest expense is $47,306 for the nine months ended February 28, 2002. The Company is currently eleven months delinquent in interest payments.

         The holder of this note received a first priority security interest in the Company's inventory and an insurance policy in the amount of $1.5 million, naming the holder as an additional insured.

(b) In November 2001, the Company signed a 12% demand note for $20,000 with an officer of the Company. The Company included $773 of interest expense on this note for the three months ended February 28, 2002 which is included in accrued expenses.

(c) Upon the execution of the Memorandum of Understanding the Company received a transaction fee of $75,000 in the form of a loan from Parentech. The term of the loan is six months and accrues interest at the rate of 8% per annum. The Company included $1,000 of interest expense on this note for the three months ended February 28, 2002 which is included in accrued expenses.

(d) In March 2000, the Company issued $658,700 of 12% convertible promissory notes which are due the earlier of 180 days from the date of the note or upon completion of an equity financing. In connection with the notes, the Company issued 6,011,016 A warrants and 12,022,033 B warrants to purchase the Company's common stock at $.125 per share exercisable immediately and expiring in September 2002. The Notes are secured by the assets of the Company and are subordinated to the $375,000 note. In connection with the notes, a registration rights agreement was signed which includes a mandatory registration clause whereby if the Company does not file a registration agreement with the SEC within 180 days from the date of the note, on the first day thereafter and each 30 day period thereafter the Company will pay a monthly penalty of 3% of the outstanding units. The penalty is payable in additional units until such a time as the shares underlying the note and warrants are eligible to be sold. The notes and warrants are convertible into 32,438,848 shares of common stock at $.125 per share. The fair market value of the stock was not readily determinable at the time of issuance. Interest is payable monthly in arrears which the Company has the option to pay in cash or in additional units of the Company's common stock. This resulted in an additional $1,337,800 of interest expense which will be amortized over the term of the notes. Included in interest expense is $293,673 for the nine months ended February 28, 2002.

         In November 2001, $25,000 of these convertible promissory notes and interest of $11,362 were converted into 290,896 shares of common stock. In connection with this conversion, 581,792 cashless warrants were exercised and 374,009 shares of common stock were issued. The Company also issued an additional $5,000 of the convertible notes.

6.       STOCK OPTIONS AND WARRANTS

      The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation". In September 1999, the Company issued three-year warrants which expire September 2002 to purchase 666,666 shares of Common Stock at an exercise price of $1.00 per share (which was above fair market value) in connection with the execution of a consulting agreement and convertible note. This resulted in an additional $284,000 consulting expense which will be amortized over the one year term of the agreement, and an additional $189,333 interest expense which will be amortized over the three year term of the convertible note.

      In August 2000, the Company issued warrants to purchase 18,033,049 shares of Common Stock at an exercise price of $0.125 per share in connection with the execution of convertible promissory notes. The fair market value of the Company's stock was not readily determinable at the time of issuance. The warrants expire in September 2002. This resulted in an additional $1,337,800 interest expense which will be amortized over the term of the agreement.

      The fair value of warrants are estimated on the date of grant using the Black-Scholes option pricing method with the following weighted average assumptions issued for grants in the year ending May 31, 2001 and 2000, respectively: dividend yield of -0-% and -0-%, expected volatility of 1% and 1%, risk free interest rate of 7% and 7% and expected lives of forty-one months and one to three years.

      Information regarding the Company's warrants for the years ended May 31, 2000 and 2001 is as follows:

                                         May 31, 2001                      May 31, 2000
                               ------------------------------      ------------------------------
                                                   Weighted                            Weighted
                                                    Average                             Average
                                                   Exercise                            Exercise
                                  Shares            Price             Shares            Price
                               ------------      ------------      ------------      ------------
Warrants outstanding
 beginning of period                666,666      $       1.00               -        $        -

Warrants exercised                      -        $        -                 -        $        -

Warrants granted                 18,033,049      $      0.125           666,666      $       1.00

Warrants cancelled                      -        $        -                 -        $        -
                               ------------      ------------      ------------      ------------

Warrants outstanding,
 end of period                   18,699,715      $       0.28           666,666      $       1.00
                               ============      ============      ============      ============
Warrants price range
 end of period                                  $0.125-$1.00                         $       1.00

Weighted-average fair value
 of warrants granted during
 the year                                           $0.07                            $       0.71

      The following table summarizes information about fixed-price stock options outstanding at May 31, 2001:


                                               Weighted Average               Weighted                Number            Weighted
     Range of         Number Outstanding     Remaining Contractual        Average Exercise        Exercisable at        Average
  Exercise Prices      at May 31, 2001               Life                      Price               May 31, 2001      Exercise Price
------------------------------------------------------------------------------------------------------------------------------------
 $0.125 - $1.00          18,699,715                3 years                    $ 0.28                18,699,715           $ 0.28


7.       STOCK BASED COMPENSATION

         On September 1, 1999, the Company issued 2,093,618 shares of common stock for consulting services rendered. The Company valued these shares at fair market value and recorded additional compensation expense of $213,653 which is included in selling general and administrative costs in the Statement of Operations for the year ended May 31, 2000.

         In May 2001, the Company issued 1,000,000 shares of common stock for consulting services rendered. The Company valued these shares at $.20 per share and recorded consulting expense of $200,000 which is included in SG&A in the Statement of Operations for the year ended May 31, 2001. The fair market value of the Company's stock was not readily determinable at the time of issuance.

8.       INCOME TAXES

        The Company has a net operating loss ("NOL") carryforward of approximately $3,434,000 expiring in various years through 2014. The Company has not reflected any benefit of such NOL carryforward in the accompanying financial statements in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes" (SFAS 109) as the realization of this deferred tax benefit is not more than likely.

        The Tax Reform Act of 1986 provided for a limitation on the life of NOL carryforwards, following certain ownership changes. As a result of transactions in the Company's common stock during the year ended May 31, 2000, a change in ownership of greater than 50%, as defined, has occurred. Under such circumstances, the potential benefits from utilization of tax carryforwards may be substantially limited or reduced on an annual basis.

        There is no provision for income taxes for the years ended May 31, 2001 and 2000, as the Company had net losses.

        The tax effect of the net operating loss carryforward on deferred income taxes at May 31, 2001 and 2000 was as follows:

                                 May 31, 2001                     May 31, 2000
                          ---------------------------     ---------------------------
                           Temporary                       Temporary
                           Difference      Tax Effect      Difference      Tax Effect
                          -----------     -----------     -----------     -----------
Net operating loss        $ 3,434,000     $ 1,374,000     $ 2,197,000     $   879,000
Unrealized loss on
 marketable securities            -               -            45,000          18,000
Valuation allowance        (3,434,000)     (1,374,000)     (2,242,000)       (897,000)
                          -----------     -----------     -----------     -----------
                          $       -       $       -       $       -       $       -
                          -----------     -----------     -----------     -----------

9.       EXTRAORDINARY GAINS

         During August 1999, the Company issued 2,108,618 common shares to extinguish various long-term debt and accrued interest. In connection with these transactions the Company recorded an extraordinary gain of approximately $246,974, net of tax $127,000 for the year ended May 31, 2000.


10.      RELATED PARTY TRANSACTIONS

         (a) In September 1999, the Company issued to the secretary and director of the Company 75,000 shares for services rendered valued at $7,500 and 50,000 shares purchased for $5,000 pursuant to a 504 offering.

         (b) In September 1999, the Company issued 1,158,845 shares of common stock to a consultant of the Company who subsequently become CEO/President of the Company for services rendered valued at $115,885.

         (c) A related party purchased 1,000 cels at $30 per cel for the year ended May 31, 2001.

         (d) During the year ended May 31, 2001, a related party was sold for $600,000 12% convertible promissory notes as described in Note 5.

11.      PENSION PLAN

         The Company has a 401-k Retirement Plan that matches employee contributions up to 7% of payroll. The Company contributed $1,347, $3,150 and $-0- to the 401-k plan for the years ended May 31, 2001, 2000 and 1999, respectively.

12.      SHAREHOLDERS' EQUITY

         Preferred Stock

         The Company has 136,000 shares of 8% cumulative convertible preferred stock (the Preferred Shares) outstanding at May 31, 2001 and 2000. Holders of the Preferred Shares are entitled to receive cumulative cash dividends at the annual rate of $0.20 per share payable quarterly when and if declared by the Board of Directors. The Company has not declared a dividend since issuance.

         The Preferred Shares are convertible, in whole or in part, at the option of the holders thereof, into .2222 shares of common stock.

         During November 2001, 22,000 shares of preferred stock were converted into 4,950 shares of common stock. The Company currently has 114,000 shares of 8% cumulative convertible preferred stock outstanding.

         The Preferred Shares rank senior to the common stock. The Preferred Shares have a liquidation preference of $2.50 per share plus all declared and undeclared dividends which total $204,365 at May 31, 2001 and $153,300 at February 28, 2002.

         On March 1, 2002, the Board of Directors authorized the Company to approve the increase of the number of shares of Preferred Stock that is presently authorized to issue from 10,000,000 shares, at $.002 par value, to 25,000,000 shares, at $.02 par value.

         In August 1999, the shareholders approved a 1 for 50 reverse stock split of this common stock which had the effect of reducing the conversion feature of the Preferred Stock from 11.25 shares of common to .2222 shares of common stock.

13.      COMMITMENTS AND CONTINGENCIES

         Leases

         On September 3, 1999, the Company signed a sublease and assembly agreement with a warehouse facility. The sublease requires the Company to pay certain utility and related charges.

         Rent expense for the years ended May 31, 2001, 2000 and 1999 was $12,000, $8,000 and $-0-, respectively.

         The assembly agreement requires the Company to pay actual labor and material costs plus 15% of those costs to assemble the cels. The agreement also requires the Company to pay actual labor, material and shipping costs plus 15% of those costs to ship the cels. All costs are expensed as incurred.

         Distribution Agreement

         On September 3, 1999, the Company signed a three-year distribution agreement with an option to extend it for an additional two years. The distribution agreement requires the Company to pay a fee of 50% of the distributors retail price when the distributor sells directly to the ultimate consumer and 25% when sold to wholesalers. No sales have been made under this agreement.

                                Parentech, Inc.
                          (A Development Stage Company)
                                 Balance Sheets
                          As of March 31, 2002 and 2001
                                   (Unaudited)


                              ASSETS
                                                                           March 31, 2002  March 31, 2001
                                                                           --------------  --------------
Current assets:
    Cash and cash equivalents                                               $    21,883     $   602,251
    Employee advances                                                               -            46,334
    Prepaid expenses                                                             82,833           3,200
                                                                            -----------     -----------
Total current assets                                                            104,716         651,785
                                                                            -----------     -----------

Property and equipment, net                                                       3,027             -
Intangibles, net                                                                910,572       1,050,781
                                                                            -----------     -----------

Total Assets                                                                $ 1,018,315     $ 1,702,566
                                                                            ===========     ===========

               LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Accounts payable and accrued expenses                                   $   219,735     $   156,248
    Notes payable                                                               150,490         303,300
    Accrued payroll                                                              84,370          35,762
                                                                            -----------     -----------
Total current liabilities                                                       454,595         495,310

Royalty agreement payable                                                     1,388,278       1,251,693
                                                                            -----------     -----------

Total Liabilities                                                             1,842,873       1,747,003
                                                                            -----------     -----------

Commitments and contingent liabilities

Stockholders' deficit:
    Series A convertible preferred stock, $.000001 par value:
      5,000,000 shares authorized, 3,440,000 and 2,640,000 shares issued
      and outstanding at March 31, 2002 and 2001, respectively                        3               3
    Series B convertible preferred stock, $.000001 par value:
      5,500,000 shares authorized, 4,067,555 and 0 shares issued and
      outstanding at March 31, 2002 and 2001, respectively                            4               4
    Common stock, $.000001 par value: 100,000,000 shares authorized,
      13,651,824 and 12,333,021 shares issued and outstanding
      at March 31, 2002 and 2001, respectively                                       14              12
    Stock subscription                                                          169,052         991,543
    Stock subscription receivable                                               (29,309)            -
    Additional paid-in capital                                                2,202,311         659,998
    Deficit accumulated during the development stage                         (3,166,633)     (1,695,997)
                                                                            -----------     -----------

Total stockholders' deficit                                                    (824,558)        (44,437)
                                                                            -----------     -----------

Total Liabilities and Stockholders' Deficit                                 $ 1,018,315     $ 1,702,566
                                                                            ===========     ===========

               See accompanying notes to the financial statements

                                 Parentech, Inc
                          (A Development Stage Company)
                            Statements of Operations
               For the Three Months Ended March 31, 2002 and 2001
                                   (Unaudited)

                                                 March 31, 2002   March 31, 2001
                                                 --------------   --------------
Revenue                                           $        -       $       -
                                                  ------------     ------------

Operating expenses:
    General and administrative                         162,243          151,372
    Research and development                            91,879           65,302
    Depreciation and amortization expense               36,292           39,506
                                                  ------------     ------------

Total operating expenses                               290,414          256,180
                                                  ------------     ------------

Operating loss                                        (290,414)        (256,180)

Other income (expense):
    Amortization of royalty agreement discount         (34,285)         (34,285)
    Interest expense                                    (2,648)         (13,167)
    Interest income                                         32              -
                                                  ------------     ------------

Total other expense                                    (36,901)         (47,452)

Net loss before extraordinary items                   (327,315)        (303,632)
                                                  ------------     ------------

Gain on extinguishment of debt, net of tax                 -             30,975
                                                  ------------     ------------

Net loss before income tax provison                   (327,315)        (272,657)

Income tax provision                                       800              800
                                                  ------------     ------------

Net loss                                          $   (328,115)    $   (273,457)
                                                  ============     ============


Loss per share                                    $      (0.03)    $      (0.02)
Average number of shares outstanding                12,927,094       12,333,021


              See accompanying notes to the financial statements

                                 Parentech, Inc
                          (A Development Stage Company)
                            Statements of Cash Flows
               For the Three Months Ended March 31, 2002 and 2001
                                   (Unaudited)

                                                    March 31, 2002      March 31, 2001
                                                    --------------      --------------
Cash flows from operating activities:
    Net loss                                           $(328,115)         $(273,457)
    Adjustments to reconcile net loss to net cash
    provided (used) by operating activities:
      Depreciation and amortization                       36,292             39,506
      Amortization on discount of royalty agreement       34,285             34,285
      Gain on extinguishment of debt                         -               30,975
    Changes in assets and liabilities:
      Employee advances                                      -              (15,000)
      Accounts payable and accrued expenses               79,403            (48,887)
      Accrued payroll                                     40,284                440
                                                       ---------          ---------
Net cash used by operating activities                   (137,851)          (232,138)
                                                       ---------          ---------

Cash flows from financing activities:
    Proceeds from notes payable                          113,897              3,300
    Payment of subscription receivable                    43,201                -
    Proceeds from sale of stock                              -              822,507
                                                       ---------          ---------
Net cash provided by financing activities                157,098            825,807
                                                       ---------          ---------

Net increase in cash and cash equivalents                 19,247            593,669
Cash and cash equivalents, beginning of period             2,636              8,582
                                                       ---------          ---------
Cash and cash equivalents, end of period               $  21,883          $ 602,251
                                                       =========          =========

Noncash transactions:
    Issuance of Series A stock for notes payable       $       -          $ 660,000
    Issuance of common stock subscription              $  25,000          $       -



              See accompanying notes to the financial statements

                                 Parentech, Inc.
                          (A Development Stage Company)
                        Notes to the Financial Statements
               For the Three Months Ended March 31, 2002 and 2001
                                   (Unaudited)


Note 1 - Summary of Organization and Significant Accounting Policies

         Basis of Presentation - The accompanying unaudited condensed financial statements and related notes do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments considered necessary for a fair presentation have been included. It is suggested that these financial statements be read in conjunction with the financial statements and notes thereto included in the Company's audit report for the year ended December 31, 2001. The results of operations for the three-month periods are not necessarily indicative of the operating results anticipated for the fiscal year ending December 31, 2002.

         Organization - Parentech was incorporated in February 2000. It has been in the development stage since its formation and is primarily engaged in the creation of products that enhance the well being of infants. On July 7, 2000, the Company acquired the rights to an FDA-registered sound and motion device called "Nature's Cradle", which is an "infant environmental transition sleep system" that has been shown to enhance infant sleep, decrease infant crying and promote child development.

         Recent Authoritative Pronouncements - In June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets". This statement addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company adopted SFAS No. 142 as of January 1, 2002. No. 142 is not expected to have a material effect on the Company's financial position or results of operations.

         In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement establishes the accounting model for long-lived assets to be disposed of by sale and applies to all long-lived assets, including discontinued operations. This statement requires those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Company plans to adopt SFAS No. 144, in the fiscal year ending December 31, 2002. Management is assessing the impact of this statement.

Note 2 - Going Concern

         These financial statements have been prepared assuming that the Company will continue as a going concern. The Company has operating and liquidity concerns, has incurred an accumulated deficit of $3,166,630 through the quarter ended March 31, 2002 and current liabilities exceeded current assets by $349,879. The Company anticipates that future revenue will be sufficient to cover certain operating expenditures, and, in the interim, will continue to pursue additional capital investment. However, there can be no assurance that the Company will be able to successfully acquire the necessary capital to continue their on-going development efforts and bring products to the commercial market. These factors, among others, create an uncertainty about the Company's ability to continue as a going concern.

                                 Parentech, Inc.
                          (A Development Stage Company)
                        Notes to the Financial Statements
               For the Three Months Ended March 31, 2002 and 2001
                                   (Unaudited)

Note 3 - Loss Per Share

         The Company computed basic and diluted loss per share amounts for March 31, 2002 and 2001 pursuant to the Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share". The assumed effects of the exercise of outstanding stock options, warrants, and conversion of notes were anti-dilutive and, accordingly, dilutive per share amounts have not been presented in the accompanying statements of operations.

Note 4 - Notes Payable

         On February 20, 2002, the Company entered into a promissory note for $18,790 with a related party. The note is payable on June 30, 2002, with accrued interest of 8% per annum.

Note 5 - Stock Compensation Plans

         Effective August 5, 2001, the Company adopted the Parentech, Inc. 2001 Stock Option Plan, which authorizes the granting of options to employees, outside directors, consultants, and vendors. Under the Plan, awards are made in the form of stock options, which may constitute incentive stock options (ISO) or nonstatutory stock options (NSO). Only employees of the Company are eligible for the grant of incentive stock options.

         The total options that can be awarded under the 2001 Stock Option Plan are 2,000,000. The exercise price of each ISO granted under the plan must equal 100% of the market price of the Company's stock on the date of grant. The exercise price of each NSO grant under the plan cannot be less than 85% of the market price of the Company's stock on the date of grant. An option's maximum term is 10 years. As of March 31, 2002, the Company had issued 2,000,000 options.

Note 6 - Proposed Merger and Subsequent Events

         The Company executed a memorandum of understanding (MOU) in December 2001 setting forth the terms for a contemplated merger with a public entity called Premier Classic Art, Inc ("Premier"). As stated in the MOU, the Company paid a $75,000 transaction fee in the form of a six month loan to Premier, which was borrowed by the Company. In March 2002, Premier issued 683,108 shares of its common stock and 186,000 shares of its Series A preferred stock to the parties who loaned certain funds for the transaction fee to the Company. In return, the Company agreed to waive certain obligations of Premier to repay the transaction fee. In addition, the loans to the Company were modified to provide that they would not be repaid if the merger is not consummated. In the event that the merger is not completed due to certain actions or decisions by the Company, the Company will be obligated to pay a $75,000 break up fee. On April 24, 2002, the merger agreement with Premier was signed. On May 10, 2002, an amendment to the merger agreement was signed to clarify the intentions of the parties, including, but not limited to revising the amount of liabilities to remain in Premier following the close of the merger and adding legends to restricted certificates.

         Prior to the completion of the merger, the Company will pay certain liabilities of Premier not to exceed $240,000. Premier will transfer all its remaining liabilities and assets to a subsidiary (with the exception of certain liabilities not to exceed $1) that will not be part of the contemplated merger. On April 24, 2002 the merger agreement with Premier was signed. On May 10, 2002 an amendment to the merger agreement was signed.

                        REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors and Stockholders
Parentech, Inc.


We have audited the accompanying balance sheets of Parentech, Inc. (a Delaware corporation), as of December 31, 2001 and 2000, and the related statements of operations, stockholders' deficit, and cash flows for the years ended December 31, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Parentech, Inc. as of December 31, 2001 and 2000, and the results of its operations and its cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has significant net losses, negative working capital, and serious liquidity concerns. These matters raise substantial doubt about the Company's ability to continue as a going concern. The Company may not be able to acquire adequate funding for its continued operations. The financial statements do not include any adjustments as to the recoverability and classification of assets and liabilities that might result should the Company be unable to continue as a going concern.



/s/ SWENSON ADVISORS, LLP


San Diego, California
April 17, 2002

                                 Parentech, Inc.
                          (A Development Stage Company)
                                 Balance Sheets
                           December 31, 2001 and 2000


                                  ASSETS
                                                                            2001             2000
                                                                         -----------      -----------
Current assets:
    Cash and cash equivalents                                            $     2,636      $     8,582
    Employee advances                                                            -             31,334
    Prepaid expenses                                                          82,833            3,200
                                                                         -----------      -----------
Total current assets                                                          85,469           43,116
                                                                         -----------      -----------

Property and equipment, net                                                    3,376              -
Intangibles, net                                                             946,515        1,090,287
                                                                         -----------      -----------

Total Assets                                                             $ 1,035,360      $ 1,133,403
                                                                         ===========      ===========

                     LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Accounts payable and accrued expenses                                $   142,934      $   174,159
    Notes payable                                                             37,500          960,000
    Accrued payroll                                                           40,577           35,314
                                                                         -----------      -----------
Total current liabilities                                                    221,011        1,169,473

Royalty agreement payable                                                  1,353,993        1,217,408
                                                                         -----------      -----------

Total Liabilities                                                          1,575,004        2,386,881
                                                                         -----------      -----------

Commitments and contingent liabilities

Stockholders' deficit:
    Series A convertible preferred stock, $.000001 par value:
      5,000,000 shares authorized, 3,440,000 and 0 shares issued and
      outstanding at December 31, 2001 and 2000, respectively                      3              -
    Series B convertible preferred stock, $.000001 par value:
      5,500,000 shares authorized, 3,991,797 and 0 shares issued and
      outstanding at December 31, 2001 and 2000, respectively                      4              -
    Common stock, $.000001 par value: 100,000,000 shares authorized,
      12,862,964 and 9,473,511 shares issued and outstanding
      at December 31, 2001 and 2000, respectively                                 13                9
    Stock subscription                                                       194,052          169,052
    Stock subscription receivable                                            (72,510)             -
    Additional paid-in capital                                             2,177,319              -
    Deficit accumulated during the development stage                      (2,838,518)      (1,422,539)
                                                                         -----------      -----------

Total stockholders' deficit                                                 (539,644)      (1,253,478)
                                                                         -----------      -----------

Total Liabilities and Stockholders' Deficit                              $ 1,035,360      $ 1,133,403
                                                                         ===========      ===========

               See accompanying notes to the financial statements

                                 Parentech, Inc
                          (A Development Stage Company)
                            Statements of Operations
             From February 10, 2000 (Inception) to December 31, 2001


                                                                                     February 10, 2000
                                                                                        (Inception)
                                                                                            to
                                                                                        December 31,
                                                       2001              2000              2001
                                                   ------------      ------------      ------------
Revenue                                            $     37,073      $        -        $     37,073
                                                   ------------      ------------      ------------

Operating expenses:
    General and administrative                          504,795           603,261         1,108,056
    Research and development                            688,795           496,793         1,185,588
    Depreciation and amortization expense               144,587            72,696           217,283
                                                   ------------      ------------      ------------

Total operating expenses                              1,338,177         1,172,750         2,510,927
                                                   ------------      ------------      ------------

Operating loss                                       (1,301,104)       (1,172,750)       (2,473,854)

Other income (expense):
    Loss from misappropriation                              -            (120,981)         (120,981)
    Amortization of royalty agreement discount         (137,140)         (137,140)         (274,280)
    Interest expense                                    (17,594)          (28,794)          (46,388)
    Interest income                                       9,335               651             9,986
    Other income                                            349            37,275            37,624
                                                   ------------      ------------      ------------

Total other expense                                    (145,050)         (248,989)         (394,039)

Net loss before extraordinary items                  (1,446,154)       (1,421,739)       (2,867,893)
                                                   ------------      ------------      ------------

Gain on extinguishment of debt, net of tax               30,975               -              30,975
                                                   ------------      ------------      ------------

Net loss before income tax provison                  (1,415,179)       (1,421,739)       (2,836,918)

Income tax provision                                        800               800             1,600
                                                   ------------      ------------      ------------

Net loss                                           $ (1,415,979)     $ (1,422,539)     $ (2,838,518)
                                                   ============      ============      ============

Loss per share                                     $      (0.11)     $      (0.15)
Average number of shares outstanding                 12,642,154         9,473,511


               See accompanying notes to the financial statements

                                 Parentech, Inc
                          (A Development Stage Company)
                  Statements of Stockholders' Equity (Deficit)
             From February 10, 2000 (Inception) to December 31, 2001



                                                                Series A         Series B
                                                Common        Convertible      Convertible                            Stock
                                                Stock          Preferred        Preferred                          Subscription
                                                Shares           Shares           Shares            Amount          Receivable
                                            ---------------   -------------   ---------------   ---------------   ---------------
Balance at February 10, 2000
    inception of development stage                       -               -                 -                 -                 -

Issuance of common stock                         5,321,917               -                 -               $ 5                 -
Issuance of other shares of common stock         4,151,594               -                 -                 4                 -
Preferred stock subscription                             -               -                 -                 -                 -
Net loss                                                 -               -                 -                 -                 -
                                            ---------------   -------------   ---------------   ---------------   ---------------

Balance at December 31, 2000                     9,473,511               -                 -                 9                 -
                                            ---------------   -------------   ---------------   ---------------   ---------------

Conversion of notes payable to
    Series A Preferred Stock                             -       3,440,000                 -           860,000                 -
Issuance of Series B Preferred Stock
    for cash                                             -               -         3,991,797         1,317,293         $ (72,510)
Conversion of notes payable to
    common stock                                 2,859,510               -                 -                 3                 -
Issuance of common stock for cash                  273,373               -                 -                27                 -
Issuance of common stock in connection
    with acquisition                               256,570               -                 -                 -                 -
Net loss                                                 -               -                 -                 -                 -
                                            ---------------   -------------   ---------------   ---------------   ---------------

Balance at December 31, 2001                    12,862,964       3,440,000         3,991,797        $2,177,332         $ (72,510)
                                            ===============   =============   ===============   ===============   ===============


                                                                      Total           Stockholders'
                                                   Stock           Accumulated            Equity
                                               Subscription          Deficit            (Deficit)
                                              ----------------   ----------------    -----------------
Balance at February 10, 2000
    inception of development stage                          -                  -                    -

Issuance of common stock                                                       -                  $ 5
Issuance of other shares of common stock                    -                  -                    4
Preferred stock subscription                        $ 169,052                  -              169,052
Net loss                                                    -       $ (1,422,539)          (1,422,539)
                                              ----------------   ----------------    -----------------

Balance at December 31, 2000                          169,052         (1,422,539)          (1,253,478)
                                              ----------------   ----------------    -----------------

Conversion of notes payable to                                                                      -
    Series A Preferred Stock                                -                  -              860,000
Issuance of Series B Preferred Stock
    for cash                                           25,000                  -            1,269,783
Conversion of notes payable to
    common stock                                            -                  -                    3
Issuance of common stock for cash                           -                  -                   27
Issuance of common stock in connection
    with acquisition                                        -                  -                    -
Net loss                                                    -         (1,415,979)          (1,415,979)
                                              ----------------   ----------------    -----------------

Balance at December 31, 2001                        $ 194,052       $ (2,838,518)          $ (539,644)
                                              ================   ================    =================


               See accompanying notes to the financial statements

                                 Parentech, Inc
                          (A Development Stage Company)
                            Statements of Cash Flows
             From February 10, 2000 (Inception) to December 31, 2001

                                                                                          February 10,
                                                                                              2000
                                                                                           (Inception)
                                                                                               to
                                                                                           December 31,
                                                            2001             2000             2001
                                                         -----------      -----------      -----------
Cash flows from operating activities:
    Net loss                                             $(1,415,979)     $(1,422,539)     $(2,838,518)
    Adjustments to reconcile net loss to net cash
    provided (used) by operating activities:
      Depreciation and amortization                          144,587           72,696          217,283
      Amortization on discount of royalty agreement          137,140          137,140          274,280
      Gain on extinguishment of debt                         (30,975)             -            (30,975)
      Loss on disposal of equipment                              -              2,156            2,156
      Issuance of stock for services                             -            169,052          169,052
    Changes in assets and liabilities:
      Prepaid expenses                                       (79,633)          (3,200)         (82,833)
      Employee advances                                       31,334          (31,334)             -
      Accounts payable and accrued expenses                  (31,225)         174,159          142,934
      Accrued payroll                                          5,263           35,314           40,577
                                                         -----------      -----------      -----------
Net cash used by operating activities                     (1,239,488)        (866,556)      (2,106,044)
                                                         -----------      -----------      -----------

Cash flows from investing activities:
    Purchase of intangibles                                      -         (1,162,173)      (1,162,173)
    Purchase of equipment                                     (4,191)          (2,957)          (7,148)
                                                         -----------      -----------      -----------
Net cash used by investing activities:                        (4,191)      (1,165,130)      (1,169,321)
                                                         -----------      -----------      -----------

Cash flows from financing activities:
    Proceeds from notes payable                               37,500          960,000          997,500
    Assumption of royalty agreement                              -          1,080,268        1,080,268
    Payments on notes payable                                (69,550)             -            (69,550)
    Issuance of subscription receivable                      (72,510)             -            (72,510)
    Proceeds from sale of stock                            1,342,293              -          1,342,293
                                                         -----------      -----------      -----------
Net cash provided by financing activities                  1,237,733        2,040,268        3,278,001
                                                         -----------      -----------      -----------

Net increase (decrease) in cash and cash equivalents          (5,946)           8,582            2,636
Cash and cash equivalents, beginning of year                   8,582              -                -
                                                         -----------      -----------      -----------
Cash and cash equivalents, end of year                   $     2,636      $     8,582      $     2,636
                                                         ===========      ===========      ===========

Supplemental disclosures:
    Interest paid                                        $     1,430      $       -        $     1,430
    Income taxes paid                                    $       800      $       -        $       800

Noncash transactions:
    Issuance of common stock for notes payable           $   860,003      $       -        $   860,003


               See accompanying notes to the financial statements

                                 Parentech, Inc.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                 For the Years Ended December 31, 2001 and 2000

Note 1 - Summary of Organization and Significant Accounting Policies

         Organization - Parentech was incorporated in February 2000. It has been in the development stage since its formation and is primarily engaged in the creation of products that enhance the well being of infants. On July 7, 2000, the Company acquired the rights to an FDA-registered sound and motion device called "Nature's Cradle", which is an "infant environmental transition sleep system" that has been shown to enhance infant sleep, decrease infant crying and promote child development (See
         Note 3).

         Cash and Cash Equivalents - The Company considers all unrestricted, highly liquid investments purchased with a maturity of three months or less to be cash equivalents. The carrying value of cash equivalents approximates fair value.

         Fair Value of Financial Instruments - The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximate fair market value because of the short maturity of those instruments. Notes payable approximate fair value.

         Credit Risk - It is the Company's practice to place its cash equivalents in high quality money market securities with one major banking institution. Such funds are not insured by the Federal Deposit Insurance Corporation, however the Company considers its credit risk associated with cash and cash equivalents to be minimal.

         Revenue Recognition -Revenue from product sales is recognized upon shipment to customers.

         Property and Equipment - Property and equipment are valued at cost and depreciated using the straight-line method over the estimated useful lives of the assets, generally three to five years.

         Intangible Assets - Intangible assets, primarily patents, are amortized on a straight-line basis over the estimated useful life of the asset (See Note 3). Intangible assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the fair value is less than the carrying amount of the asset, an impairment loss is then recognized.

         Research and Development costs - Research and development costs are expensed as incurred.

         Income Taxes - Deferred income taxes are provided for the estimated tax effects of timing differences between income for tax and financial reporting. A valuation allowance is provided against deferred tax assets, where realization is uncertain. The income tax provision is the tax payable for the period and the change during the period in deferred tax assets and liabilities.

         Loss Per Share - The Company computed basic and diluted loss per share amounts for December 31, 2001 and 2000 pursuant to the Statement of Financial Accounting Standard (SFAS) No. 128, "Earnings Per Share". The assumed effects of the exercise of outstanding stock options, warrants, and conversion of notes were anti-dilutive and, accordingly, dilutive per share amounts have not been presented in the accompanying statements of operations.

                                 Parentech, Inc.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                 For the Years Ended December 31, 2001 and 2000


Note 1 - Summary of Organization and Significant Accounting Policies, continued

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of these financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Risks and Uncertainties - The Company is dependent on continued financing from investors to sustain the development of Nature's Cradle and other activities necessary to commercialize new products. Management is seeking additional financing in order to fund its future activities. There is no assurance, however, that such financing will be available, if and when needed, or if available, such financing will be completed on commercially favorable terms, or that such development and other activities in connection with its planned products will be successful.

         Recent Authoritative Pronouncements - In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141 "Business Combinations". This statement requires business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting. It also specifies the types of acquired intangible assets that are required to be recognized and reported separately from goodwill. The acquisition as discussed in Note 3 was in accordance with APB 16, which was the prevailing accounting guidance at the date of acquisition. This accounting is not materially different than the application of the purchase method, as set forth in SFAS No. 141.

         In June 2001, the FASB issued SFAS No. 142 "Goodwill and Other Intangible Assets". This statement addresses how intangible assets that are acquired individually or with a group of other assets should be accounted for upon their acquisition. This statement also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. The Company will adopt SFAS No. 142, in the fiscal year ending December 31, 2002. Management is assessing the impact of this statement.

         In August 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets". This statement establishes the accounting model for long-lived assets to be disposed of by sale and applies to all long-lived assets, including discontinued operations. This statement requires those long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. The Company plans to adopt SFAS No. 144, in the fiscal year ending December 31, 2002. Management is assessing the impact of this statement.

Note 2 - Going Concern

         These financial statements have been prepared assuming that the Company will continue as a going concern. The Company has operating and liquidity concerns, has incurred an accumulated deficit of $2,838,518 through the year ended December 31, 2001 and current liabilities exceeded current assets by $136,448. The Company anticipates that future revenue will be sufficient to cover certain operating expenditures, and, in the interim, will continue to pursue additional capital investment. However, there can be no assurance that the Company will be able to successfully acquire the necessary capital to continue their on-going development efforts and bring products to the commercial market. These factors, among others, create an uncertainty about the Company's ability to continue as a going concern.

                                 Parentech, Inc.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                 For the Years Ended December 31, 2001 and 2000


Note 3 - Acquisition of Intangible Assets

         In July 2000, the Company acquired the rights to four patents and four patent pending applications in the United States, Canada, Europe and Japan, for a certain Nature's Cradle technology from Infant Advantage, Inc.(Infant), through an assignment for the benefit of creditors. The acquisition was accounted for using the purchase method of accounting. The Company paid cash in the amount of $81,902 and assumed certain liabilities of Infant Advantage, Inc. totaling $959,800 in secured notes and $1,080,268 of discounted royalty payments. In January 2001, the Company converted the debt to common stock with a par value of $.000001. The Company has valued the patents at $1,162,173. The Company is amortizing the patents, over the estimated useful life of 97 months. Amortization expense totaled $143,772 in 2001 and $71,886 in 2000.

Note 4 - Royalty Agreement

         In connection with the acquisition of the intangible assets (See Note
         3), the Company entered into a royalty agreement in order to satisfy $1,714,250 in unsecured payables of Infant. The royalty agreement has been discounted to $1,080,268 on a present value basis at 8%, from $1,714,250 to $1,080,268, as of the date of the acquisition. Under this royalty agreement, the Company is obligated to pay 3% of Nature's Cradle sales until the $1,714,250 liability is satisfied. The Company owes $555 and $0 of this liability for the years ended December 31, 2001 and 2000, respectively.

Note 5 - Related Party Transactions

         The Company has entered into consulting agreements with Chardan Ventures, LLC (Chardan) and RP Associates, LLC (RPA), both of which Daniel P. Beharry, Secretary and a Director of the Company, and Dr. Richard Propper, Chairman of the Company, are both principals of Chardan and RPA. Mr. Beharry and Dr. Propper own approximately 1.94% and 7.59% interests in the Company, respectively. Chardan provides the Company with strategic and management consulting services. The total paid to Chardan and RPA under these agreements was $121,467 and $0 during the years ended December 31, 2001 and 2000, respectively. In addition, the Company has also entered into an office lease with Chardan for their Solana Beach office location (See Note 8).

         During the year ended December 31, 2001, Mr. Beharry provided legal services to the Company. Compensation for these services was $30,000.

         Dr. Propper has advanced the Company funds at various times to support its operating activities. Such loans are in the form of a revolving line of credit (See Note 9). As of December 31, 2001, the total amount of accrued interest due to Dr. Propper under the revolving line of credit was $4,649.

                                 Parentech, Inc.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                 For the Years Ended December 31, 2001 and 2000


Note 6 - Property and Equipment

         Property and equipment are valued at cost, less accumulated depreciation as follows:


                                               2001       2000
                                               ----       ----
          Equipment                          $4,191      $   -

          Less: Accumulated depreciation        815
                                             ------      -----
          Property and equipment, net        $3,376      $   -
                                             ======      =====

         The equipment purchased in 2000 was disposed of as of December 31, 2000. Depreciation expense totaled $815 and $810 as of December 31, 2001 and 2000, respectively.

Note 7 - Income Taxes

         The Company provides for income taxes using an asset and liability based approach. Deferred income tax assets and liabilities are recorded to reflect the tax consequences on future years of temporary differences of revenue and expense items for financial statement and income tax purposes. There is a deferred tax asset of approximately $1,132,000 relating primarily to the net operating loss carryforwards generated by the operations of the Company. For financial statement purposes, the deferred tax asset has been fully offset by a valuation allowance since it is uncertain whether any future benefit will be realized. Current income tax expense is $800.

         A reconciliation of the statutory U.S. federal rate and effective rates is as follows:

                                                          2001           2000
                                                          ----           ----
          Income tax benefit                           $(481,161)     $(483,391)
          State income benefit, net of federal tax       (82,505)       (82,887)
          Valuation allowance                            564,466        567,078
                                                       ---------      ---------
          Income tax expense                           $     800      $     800
                                                       =========      =========


         The Company has net operating loss carryforwards as follows:

                                               Balance of             Year of
             Year Loss Generated           Loss Carryforwards       Expiration
             -------------------           ------------------       ----------
             December 31, 2000                 $1,409,584              2020
             December 31, 2001                 $1,403,024              2021
                                               ----------
                                               $2,812,608
                                               ==========

Note 8 - Commitments

         Leases - The Company entered into a lease for an office in San Ramon, California. The lease ended at December 31, 2001, and is currently on a month-to-month basis. Rent expense for this facility is approximately $1,800 per month. The Company has entered into a month-to-month lease, on June 1, 2001 for office space in Solana Beach, California, with a related party. Rent expense for this facility is $3,000 per month (See
         Note 5).

                                 Parentech, Inc.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                 For the Years Ended December 31, 2001 and 2000


Note 8 - Commitments, continued

         Total rent expense was $50,838 and $41,175 for the fiscal years ended December 31, 2001 and 2000, respectively.

         The Company has entered into an automobile lease. The following are the future minimum lease payments:

                 December 31,
                        2002                             $  5,641
                        2003                                5,641
                        2004                                2,350
                                                         --------
                                                         $ 13,632
                                                         ========

Note 9 - Notes Payable

         During July 2000, the Company assumed a $222,000 secured promissory note and gave consideration for $2,000,000 in unsecured debt from Infant. The assumption of the secured debt occurred in connection with the Company's acquisition of certain intellectual property and other assets of Infant (See Note 3). Interest was accrued at 12% per annum. Infant was in default on the note at the time of the Company's purchase. On January 20, 2001, the Company converted the secured promissory note and unsecured debt into 1,859,510 shares of common stock valued at $.000001 per share.

         During July 2000, the Company assumed $737,800 in secured promissory notes from Infant. (See Note 3). The assumption of this debt occurred in connection with the Company's acquisition of certain intellectual property and other assets of Infant. Interest was accrued at 12% per annum. Infant was in default on the notes at the time of the Company's purchase. On January 20, 2001, the Company converted the promissory notes to 1,000,000 shares of common stock valued at $.000001 per share.

         During the months of February through December 2000, the Company entered into various promissory notes totaling $660,000 with the Acorn Technology Fund, L.P. Interest accrued at 6% per annum. The principal and unpaid accrued interest was due and payable at various times during November 2000 through March 2001. The Company was in default on the promissory notes. On March 20, 2001, the principal portion of the notes was converted to Series A Preferred Stock at $.25 per share for a total of 2,640,000 shares. The accrued interest totaling $30,975 was forgiven and recognized as an extraordinary gain on the extinguishment of debt during the year ended December 31, 2001.

         During September and October 2000, an individual misappropriated $300,000 from a related party and diverted those funds to the account of the Company (See Note 13). Of that amount, $179,019 were used to pay bona fide expenses of the Company and the remaining $120,981 was embezzled by the individual. In August 2001, the Company signed an agreement with a related party to repay the entire $300,000, plus any accrued interest from the date of the misappropriation on $179,019, at 8% per annum. The remaining $120,981 was repaid without interest.

                                 Parentech, Inc.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                 For the Years Ended December 31, 2001 and 2000


Note 9 - Notes Payable, continued

         In August 2001, the Company entered into a line of credit agreement with Dr. Richard Propper, a related party, for an amount not to exceed $100,000 in one calendar month or $1,000,000 in aggregate. The Company has drawn on the credit line at various times to support its various operating activities. Interest accrued at 8% per annum. The line of credit matures on June 30, 2002. In March 2001, the Company converted $200,000 of debt to Series A Preferred stock at $.25 per share for a total of 800,000 shares. At December 31, 2001, the principal balance due was $0.

         On December 14, 2001, the Company entered into a promissory note for $37,500 with an unrelated party in connection with the merger with Premier Classic Art, Inc. (Premier) (See Note 15). Interest on the note accrued at 8% per annum. The principal and unpaid accrued interest are due and payable upon the successful completion of the contemplative merger with Premier by September 1, 2002.

Note 10 - Distribution Agreement

         In December 2000, the Company entered into an exclusive agreement with SII Trading of Japan (SII) to distribute Nature's Cradle products in Japan. SII, a subsidiary of Seiko, contracts with outside enterprises to sell and distribute products in Japan. The agreement states that the Company will receive $170 for each Nature's Cradle Sound and Motion System delivered to SII. After December 2001, the Company will receive an additional $85 for each six month period that each Nature's Cradle system remains in Japan. In addition, under this agreement, SII will pay to the Company a one-time fee of $400 for each hospital unit sold by SII. The Company recognized $37,073 and $0 of revenue associated with this agreement during the years ended December 31, 2001 and 2000, respectively.

Note 11 - Preferred Stock and Subscription Agreements

         On March 20, 2001, the Company issued 3,440,000 shares of Series A Preferred Stock for $860,000 (See Note 9). Each share of Series A Preferred Stock is convertible at the option of the holder at any time into one share of common stock of the Company. Dividends are payable to stockholders when declared by the board of directors, are noncumulative, and are paid in preference to any dividends declared with respect to common stock of the Company. Series A Preferred Stock has an automatic conversion feature, which will automatically convert the preferred stock into common stock immediately prior to the closing of an underwritten pubic offering or a merger in which certain criteria are met (See Note 15).

         Beginning on May 1, 2001, the Company sold 3,991,797 shares of Series B Preferred Stock at $.33 per share. Each share of Series B Preferred Stock is convertible at the option of the holder thereof at any time into one share of common stock of the Company. Dividends are payable to Series B Preferred stockholders when declared by the board of directors, are noncumulative, and are paid on an equal basis with Series A Preferred stockholders and in preference to any dividends declared to common stockholders. Series B Preferred Stock has an automatic conversion feature, which will automatically convert the preferred stock into common stock immediately prior to the closing of an underwritten pubic offering or a merger in which certain criteria are met (See Note 15).

                                 Parentech, Inc.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                 For the Years Ended December 31, 2001 and 2000


Note 11 - Preferred Stock and Subscription Agreements, continued

         In August 2001, the Company acknowledged an obligation to reimburse $169,052 in promotional expenses incurred by a related party prior to the formation of the Company. The Company has agreed to issue preferred stock to the related party at a future date, plus any accrued interest at 8% per annum. As of December 31, 2001 and 2000, the Company has not issued such preferred stock and has recorded the transaction as a stock subscription on the balance sheet.

Note 12 - Stock Compensation Plans

         Effective August 5, 2001, the Company adopted the Parentech, Inc. 2001 Stock Option Plan, which authorizes the granting of options to employees, outside directors, consultants, and vendors. Under the Plan, awards are made in the form of stock options, which may constitute incentive stock options (ISO) or nonstatutory stock options (NSO). Only employees of the Company are eligible for the grant of incentive stock options.

         The total options that can be awarded under the 2001 Stock Option Plan are 2,000,000. The exercise price of each ISO granted under the plan must equal 100% of the market price of the Company's stock on the date of grant. The exercise price of each NSO grant under the plan cannot be less than 85% of the market price of the Company's stock on the date of grant. An option's maximum term is 10 years. As of December 31, 2001 and 2000, the Company had issued no options (See Note 15).

Note 13 - Employee Misappropriation and Defalcation

         During September and October 2000, the Company received funds belonging to a third party that were misappropriated by a former employee of that third party. The total amount of the misappropriation was $4,300,000, which was transferred into the checking account of the Company. $178,019 of those funds was used for bona fide operating expenses of the Company, and $120,981 was taken fraudulently and not recovered. The Company entered into an agreement in August 2001 to repay the entire $300,000 debt (See Note 9).

Note 14- Contingencies

         On July 6, 2001, the Company notified a former consultant of a breach of contract under both a consulting agreement and a licensing agreement signed by the Company on April 17, 2000. The letter requested repayment of $130,000, paid in consideration for the licensing agreement and stated that any obligation of the Company to pay additional consideration under either the consulting agreement or the license agreement were void. While resolution of this matter is pending, management does not believe that the outcome will have a material adverse effect on the Company's financial condition.

                                 Parentech, Inc.
                          (A Development Stage Company)
                        Notes to the Financial Statements
                 For the Years Ended December 31, 2001 and 2000


Note 15 - Subsequent Events

         The Company executed a memorandum of understanding (MOU) in December 2001 setting forth the terms for a contemplated merger (reverse merger) with a public entity called Premier. As stated in the MOU, the Company paid a $75,000 transaction fee in the form of a six month loan to Premier, which was borrowed by the Company. In March 2002, Premier issued 725,000 shares of common and preferred stock to the parties who borrowed the funds for the transaction fee to the Company in connection with the waiving of certain obligations of Premier to repay the transaction fee. On that basis, the loans to the Company were modified to provide that they would not be repaid if the merger is not consummated. In the event that the merger is not completed due to certain actions or decisions by the Company, the Company will be obligated to pay a $75,000 break up fee. Premier will transfer all its liabilities and assets to a subsidiary that will not be part of the contemplated merger, with the exception of liabilities not exceeding $240,000, which will be satisfied upon completion of the merger. The Company believes the contemplated merger will be completed on or before May 15, 2002.

         During April 2002, the Company issued 2,000,000 stock options to employees, directors, and officers of the Company under the Parentech 2001 Stock Option plan.